United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

HASCO Medical, Inc.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required
☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, $.001 par value
	(2)	Aggregate number of securities to which transaction applies: 1,007,781,161 shares
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):  $0.0233 per share

	(4)	Proposed maximum aggregate value of the transaction: $23,500,000
	(5)	Total fee paid: $2,730.70 (previously paid)
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

HASCO MEDICAL, INC.

16800 DALLAS PARKWAY, SUITE 200

DALLAS, TEXAS 75248

NOTICE OF ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS

AND INFORMATION STATEMENT

To the shareholders of HASCO Medical, Inc.:

This Notice of Action by Written Consent and Appraisal Rights and Information Statement is being furnished by the board of directors of HASCO Medical, Inc., a Florida corporation (“HASCO” or the “Company”), to holders of record of our common stock, par value $0.001 per share, on the close of business on August 14, 2015, in connection with the Agreement and Plan of Merger among WMK, Inc., WMK Acquisition, Inc., and HASCO pursuant to which WMK Acquisition, Inc. will merge with and into HASCO, with HASCO surviving as a wholly-owned subsidiary of WMK, Inc. (the “Merger”).  Upon completion of the Merger, each share of common stock of HASCO issued and outstanding immediately prior to the effective time of the Merger, will be converted into a right to receive $0.0233 in cash, without interest and less any required withholding taxes.  The closing of the Merger will occur upon the satisfaction of customary closing conditions.  Following the consummation of the Merger, we will be a wholly-owned subsidiary of WMK, Inc. and our common stock will no longer be publicly traded.

On August 13, 2015, our board of directors unanimously determined that the Merger is in the best interests of the Company and approved the entry into the Merger Agreement. Our board of directors unanimously recommended that our shareholders adopt the Merger Agreement. On August 14, 2015, the Merger Agreement and the Merger were adopted by shareholders holding a majority of our outstanding common stock, acting by written consent in lieu of a meeting (the “Written Consent”) in accordance with our Articles of Incorporation, as amended, and the Florida Business Corporation Act. As a result, no further action by any shareholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement or complete the Merger.

We are not asking that you approve the Merger Agreement.  The Written Consent we received constitutes the only shareholder approval required under the Florida Business Corporation Act, our Articles of Incorporation, as amended, and our Bylaws.  The Company will not be soliciting your vote for the adoption of the Merger Agreement and will not call a shareholders’ meeting for purposes of voting on the adoption of the Merger Agreement.  This notice and the accompanying information statement constitutes notice to you under Section 607.0704 of the Florida Business Corporation Act of the action taken by the Written Consent.

The Merger will not become effective prior to 20 calendar days after the enclosed Information Statement is first mailed or otherwise delivered to holders of our common stock as of the record date.

This is not a notice of special meeting of shareholders and no shareholder meeting will be held to consider any matter described in the enclosed Information Statement.  We are not asking you for a proxy and you are requested not to send us a proxy.

This notice and the enclosed Information Statement are dated and are first being mailed to our shareholders on or about September 1, 2015.

By Order of the Board of Directors,

   /s/ Hal Compton, Sr.

Hal Compton, Sr.

Chairman of the Board

Dallas, Texas

September 1, 2015

TABLE OF CONTENTS

GENERAL INFORMATION	1
FORWARD-LOOKING STATEMENTS	2
SUMMARY	3
The Parties to the Merger Agreement	3
The Merger	3
The Merger Consideration	4
Reasons for the Merger	4
Required Shareholder Approval for the Merger	4
Opinion of Financial Advisor to our Board of Directors	4
The Merger Agreement	5
Interests of Directors and Executive Officers in the Merger	7
United States Federal Income Tax Consequences of the Merger	7
Appraisal Rights	8
Payment of Merger Consideration	8
Litigation Related to the Merger	8
Market Price of Our Stock	8
QUESTIONS AND ANSWERS ABOUT THE MERGER	9
THE PARTIES TO THE MERGER AGREEMENT	12
The Company	12
WMK	14
Merger Sub	14
THE MERGER	14
The Merger	14
The Merger Consideration	14
Background of the Merger	15
Reasons for the Merger	17
Board Approval and Shareholder Vote Required	19
Interests of Directors and Executive Officers in the Merger	20
Closing and Effective Time	21
Opinion of Financial Advisor to our Board of Directors	21
Financial Projections	24
Important Information About the Unaudited Financial Projections	27
Financing for the Merger	27
Accounting Treatment	27

United States Federal Income Tax Consequences of the Merger	27
Conversion of Shares; Procedures for Exchange of Common Stock	28
Effect of the Merger on SEC Registration	29
Litigation Related to the Merger	29
THE MERGER AGREEMENT	29
Explanatory Note Regarding the Merger Agreement	29
Effective Time of the Merger	29
The Merger Consideration	29
The Merger	30
Merger Consideration	30
Payment of Merger Consideration	30
Required Withholding	31
Dissenting Shares	31
Representations and Warranties	31
Required Shareholder Approval	33
Conditions to the Completion of the Merger	33
Conduct of Business Prior to Closing	34
Termination of the Merger Agreement	36
Termination Fee	36
Indemnification of Directors and Officers	37
Specific Performance	37
No Solicitation of Other Offers	37
Additional Covenants and Agreements	37
REQUIRED SHAREHOLDER APPROVAL FOR THE MERGER	38
APPRAISAL RIGHTS	39
MARKET PRICE OF OUR COMMON STOCK AND DIVIDEND POLICY	41
General	41
Principal Trading Market; High and Low Sales Prices	41
Dividends	41
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	42
COSTS OF THE INFORMATION STATEMENT	42
DELIVERY OF PROXY MATERIAL TO HOUSEHOLDS	43
WHERE YOU CAN FIND MORE INFORMATION	43

HASCO MEDICAL, INC.

16800 DALLAS PARKWAY, SUITE 200

DALLAS, TEXAS 75248

______________________________

INFORMATION STATEMENT

______________________________

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL INFORMATION

In this Information Statement, the terms “HASCO,” “Company,” “we,” “us” and “our” refer to HASCO Medical, Inc. and the terms “Board of Directors” or “Board” refer to the board of directors of the Company.  All references to defined terms not defined herein have the meanings ascribed to them in the Agreement and Plan of Merger attached as Annex A to this Information Statement.

This Information Statement is being furnished by the Board of Directors of HASCO Medical, Inc., a Florida corporation, to holders of record of our common stock, par value $0.001 per share (the “Common Stock”), on the close of business on August 14, 2015 in connection with the Agreement and Plan of Merger (the “Merger Agreement”) among WMK, Inc. (“WMK”), WMK Acquisition, Inc. (“Merger Sub”), and the Company pursuant to which the Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of WMK (the “Merger”).  Upon completion of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger, will be converted into a right to receive $0.0233 in cash, without interest and less any required withholding taxes. Following the consummation of the Merger, we will be a wholly-owned subsidiary of WMK and our stock will no longer be publicly traded.  You will receive no equity interest in WMK and, after the consummation of the Merger, you will have no equity interest in the Company.

On August 13, 2015, our Board unanimously determined that the Merger is in the best interests of the Company and approved the entry into the Merger Agreement. Our Board unanimously recommended that our shareholders adopt the Merger Agreement. On August 14, 2015, the Merger Agreement and the Merger were adopted by the holder of a majority of our outstanding Common Stock acting by written consent in lieu of a meeting (the “Written Consent”), a copy of which is attached as Annex B, in accordance with our Articles of Incorporation, as amended (the “Articles of Incorporation”), and the Florida Business Corporation Act (the “FBCA”). As a result, no further action by any shareholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement or complete the Merger.

This Information Statement is being made available on or about September 1, 2015 to our shareholders of record as of August 14, 2015 (the “Record Date”) and is being delivered to inform you of the actions taken by Written Consent by the holder of a majority of our outstanding Common Stock before they take effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended. You are urged to review this Information Statement for a more complete description of transactions contemplated pursuant to the Merger Agreement.

Our principal executive offices are located at 16800 Dallas Parkway, Suite 200, Dallas, Texas 75248, and our phone number is (214) 302-0930.

This is not a notice of a special meeting and no shareholders’ meeting will be held to consider any matter described in this Information Statement.

FORWARD-LOOKING STATEMENTS

This Information Statement and the documents to which we refer in this Information Statement contain statements that are not historical facts and that constitute “forward-looking statements” within the meaning of such term under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These forward-looking statements include statements regarding our business outlook, the demand for the products and services, the expected completion and timing of the Merger and other information relating to the Merger and all other statements in this Information Statement other than recitation of historical facts. Words such as “will,”, “intends”, “expects,” “anticipates,”, “estimates”, “predicts”, “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” “targets” or similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this Information Statement are subject to risks and uncertainties that could cause actual results or events to differ from such statements, including, without limitation, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the failure to receive, on a timely basis or otherwise, the required approvals by government or regulatory agencies, the risk that a closing condition to the proposed Merger may not be satisfied, and that the Merger may not be consummated, in a timely manner or at all, changes in laws and regulations, economic conditions, adverse litigation and the ability of the Company to retain and hire key personnel and maintain relationship with customers, suppliers and other business partners pending the consummation of the proposed Merger. Actual results may differ materially from those contained in the forward-looking statements in this Information Statement. Any forward-looking statements are based on information currently available to us and we assume no obligation to update these statements as circumstances change. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this Information Statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

SUMMARY

This summary highlights selected information from this information statement (this “Information Statement”) and may not contain all of the information that is important to you. To understand the Merger contemplated by the Merger Agreement  among WMK, the Merger Sub and the Company fully, and for a more complete description of the legal terms of the Merger, you should carefully read this entire Information Statement, the annexes attached to this Information Statement and the documents referred to or incorporated by reference in this Information Statement.

The Parties to the Merger Agreement

The Company

The Company, a Florida corporation, conducts sales of handicap accessible vans, parts and services as well as the rental of such vehicles.  The Company’s business consists of Ride-Away, Inc., which has eleven locations from Maine to Florida, Mobility Freedom Inc. which has five locations in Florida and includes “Wheelchair Vans of America” operating our van rental operations, and Auto Mobility Sales, Inc., which has two  locations in Florida.  The Company’s principal executive offices are located at 16800 Dallas Parkway, Suite 200, Dallas, Texas 75248, and its telephone number is (214) 302-0930.

WMK

WMK, doing business as MobilityWorks, is a national chain of wheelchair accessible van providers serving the disabled community with wheelchair accessible minivans, full-size vans with lifts and commercial fleet vehicles. Thousands of individuals and business clients each year are benefitted by the products and services WMK provides. MobilityWorks operates 35 consumer showrooms in 13 states and a commercial division servicing customers nationwide.  WMK’s principal executive offices are located at 4199 Kinross Lakes Parkway, Suite 300, Richfield, Ohio 44286, and its telephone number is (877) 275-4907.

Merger Sub

The Merger Sub was formed by WMK solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly owned subsidiary of WMK and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The Merger

On August 14, 2015, the Company entered into the Merger Agreement with WMK and Merger Sub. Upon the terms and subject to the conditions provided in the Merger Agreement, and in accordance with the FBCA, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. As a result of the Merger, the Company will become a wholly-owned subsidiary of WMK. Because the Merger Consideration (as defined below) will be paid in cash, you will receive no equity interest in WMK and, after the Effective Time, you will have no equity interest in the Company.

We encourage you to read the Merger Agreement, which is attached as Annex A to this Information Statement, as it is the legal document that governs the Merger.

The Merger Consideration

Under the terms of the Merger Agreement, WMK will pay an aggregate amount of $23.5 million for the shares of Common Stock issued and outstanding immediately prior to the consummation of the Merger. Upon consummation of the Merger, each outstanding share of Common Stock, other than shares held in treasury and shares for which a valid dissenters rights election has been made, will automatically be converted into the right to receive $0.0233 in cash, without interest (the “Merger Consideration”). Because the Merger Consideration will be paid in cash, you will receive no equity interest in WMK, and after the Effective Time you will have no equity interest in the Company.

Reasons for the Merger

After consideration of various factors as discussed in “The Merger — Reasons for the Merger,” our Board of Directors, after consideration of the opinion and analyses of Newbridge Securities Corporation (“Newbridge”), the financial advisor to our Board of Directors, and after consultation with the Company’s legal advisors, has unanimously determined that the Merger is in the best interests of the Company and approved the entry into the Merger Agreement.

Required Shareholder Approval for the Merger

The adoption of the Merger Agreement by the shareholders of the Company required the affirmative vote of a majority of the votes cast by the holders of outstanding shares of Common Stock entitled to vote thereon, or the written consent in favor of adopting the Merger Agreement of the majority of holders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting.

HASCO Holdings, LLC, a Texas limited liability company (“HASCO Holdings”), owns 645,557,142 shares of Common Stock, or approximately 64.4% of the issued and outstanding shares of Common Stock.  On August 14, 2015, HASCO Holdings delivered a Written Consent adopting the Merger Agreement and the transactions contemplated thereby, including the Merger.  As a result, no further action by any shareholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement or the transactions contemplated thereby, including the Merger.  The Company will not be soliciting your vote for the adoption of the Merger Agreement and will not call a shareholders’ meeting for purposes of voting on the adoption of the Merger Agreement. No action by the shareholders of WMK is required to complete the Merger.

When actions are taken by written consent of less than all of the shareholders entitled to vote on a matter, Section 607.0704 of the FBCA requires notice of the action to those shareholders who were entitled to vote thereon and did not consent. This Information Statement and the notice attached hereto constitute notice to you of action by written consent as required by the FBCA.

Opinion of Financial Advisor to our Board of Directors

Newbridge, as the financial advisor to our Board of Directors, has rendered to our Board an oral opinion, confirmed by delivery of a written opinion, dated August 13, 2015, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Common Stock, of the Merger Consideration to be received by such holders in the Merger. The full text of the written opinion of Newbridge, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this document.  Newbridge provided its opinion to our Board (in its capacity as such) for the benefit and use of our Board in connection with and for purposes of its evaluation of the Merger Consideration from a financial point of view. Newbridge’s opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Merger. Newbridge’s opinion does not constitute a recommendation to any shareholder as to how to vote or act in connection with the Merger or any related matter.

The Merger Agreement

Conditions to Completion of the Merger

The obligations of the Company to effect the Merger are subject to satisfaction or waiver on or prior to the date of closing of the following conditions:

•

the Company has obtained evidence that the Merger Agreement has been adopted by at least a majority of the shareholders of the Company in accordance with the FBCA and the Company’s governing documents;

•

all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental authority necessary for the consummation of the Merger have been obtained or made;

•

no temporary restraining order, preliminary or permanent injunction or other order has been issued by any governmental authority and no law or legal restraint or prohibition preventing the consummation of the Merger is in effect;

•

the representations and warranties of WMK and Merger Sub are true and correct at closing and WMK and Merger Sub have performed in all material respects all of the covenants and agreements required by the Merger Agreement to be performed by WMK or Merger Sub prior to the closing;

•

WMK has furnished to the Company evidence that the Merger Consideration is fully-funded in immediately available funds and WMK’s financing sources are ready, willing and able to repay in full or refinance the Company’s indebtedness; and

•	the Company has received from WMK certain certificates required in the Merger Agreement.

The obligations of WMK and Merger Sub to effect the Merger are subject to satisfaction or waiver on or prior to the date of closing of the following conditions:

•

the Company has obtained and delivered to WMK evidence that the Merger Agreement has been adopted by at least a majority of the shareholders of the Company in accordance with the FBCA and the Company’s governing documents;

•	no more than 10% of the shares outstanding are held by shareholders who are entitled to demand and properly demand the appraisal rights for such shares (such shares are the “Dissenting Shares”);

•

all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental authority necessary for the consummation of the Merger have been obtained or made;

•

no temporary restraining order, preliminary or permanent injunction or other order has been issued by any governmental authority and no law or legal restraint or prohibition preventing the consummation of the Merger is in effect;

•

the representations and warranties of the Company are true and correct at closing and the Company has performed in all material respects all of the covenants and agreements required by the Merger Agreement to be performed by the Company prior to the closing;

•	since the date of Merger Agreement, a material adverse effect has not occurred; and

•	WMK has received from the Company certain certificates required in the Merger Agreement.

No Solicitation of Other Offers

Under the Merger Agreement, the Company, its subsidiaries and their respective affiliates, shareholders, directors, officers, employees, representatives or agents will not directly or indirectly:

•

discuss, negotiate, undertake, initiate, authorize, assist, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any capital stock or other ownership interest in the Company;

•

facilitate, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any capital stock or other ownership interest in the Company;

•

furnish or cause to be furnished to any person, any information concerning the business, operations, properties or assets of the Company in connection with any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any capital stock or other ownership interest in the Company; or

•	otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Merger by the mutual written consent of WMK and the Company.  Either WMK or the Company may terminate the Merger Agreement if a court of competent jurisdiction or other governmental authority has issued a nonappealable final order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger by giving written notice to the other party.

WMK may terminate the Merger Agreement if:

•

the Merger Agreement has not been adopted by at least a majority of the shareholders of the Company in accordance with the FBCA and the Company’s governing documents by the third business day after the date on which the Company was required to deliver evidence of such approval;

•	more than 10% of the shares of Common Stock of the Company are represented by persons who have elected their dissenters’ rights;

•	if the closing of the Merger has not occurred on or before November 30, 2015, unless the failure of the Merger to be consummated by such date is the result of WMK’s breach of the Merger Agreement; or

•

the Company has failed to comply in all material respects with the covenants or agreements contained in the Merger Agreement to be complied with or performed by the Company and such failure is incapable of being cured by November 30, 2015, or if curable, is not cured or satisfied within 30 days after the receipt of notice thereof.

The Company may terminate the Merger Agreement if:

•

the closing of the Merger has not occurred on or before November 30, 2015, unless the failure of the Merger to be consummated by such date is the result of the Company’s breach of the Merger Agreement;

•

all of the conditions to closing contained in the Merger Agreement have been satisfied, the Company has given notice to WMK in writing that it is prepared to consummate the Merger and WMK and Merger Sub fail to consummate the Merger by the third business day after the closing should have occurred pursuant to the Merger Agreement; or

•

WMK or Merger Sub have failed to comply in all material respects with the covenants or agreements contained in the Merger Agreement to be complied with or performed by WMK or Merger Sub and such failure is incapable of being cured by November 30, 2015, or if curable, is not cured or satisfied within 30 days after the receipt of notice thereof.

Termination Fee

If the Company terminates the Merger Agreement because the Company has given notice to WMK in writing that it is prepared to consummate the Merger and WMK and Merger Sub fail to consummate the Merger by the third business day after the closing should have occurred pursuant to the Merger Agreement, then the Company’s sole and exclusive remedy is to receive a termination fee equal to $940,000.  If the Company terminates the Merger Agreement because WMK or Merger Sub have failed to comply in all material respects with the covenants or agreements contained in the Merger Agreement to be complied with or performed by WMK or Merger Sub and such failure is incapable of being cured by November 30, 2015, or if curable, is not cured or satisfied within 30 days after the receipt of notice thereof, then the Company’s sole and exclusive remedy is monetary damages not to exceed $940,000.

Specific Performance

The parties agree that, in the event the provisions of the Merger Agreement are not performed in accordance with their specified terms, irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur. The parties agree that they are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions in addition to any other remedy to which they are entitled at law or in equity.  The parties agree not to oppose the granting of an injunction, specific performance and other equitable relief on the basis that other parties have an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

Interests of Directors and Executive Officers in the Merger

You should be aware that the Company’s executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of the shareholders of the Company generally. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below in “The Merger — Interests of Directors and Executive Officers in the Merger.”

United States Federal Income Tax Consequences of the Merger

The Merger is a taxable transaction to you for U.S. federal income tax purposes. A U.S. holder of shares of Common Stock receiving cash in the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in the stock surrendered.

We urge you to consult your own tax advisor on the specific U.S. federal, state and local tax consequences of the Merger to you.

Appraisal Rights

Under the FBCA, shareholders who do not wish to accept the Merger Consideration are entitled to appraisal rights in connection with the Merger, provided that such shareholders demand in writing appraisal within 20 days of the mailing date of this Information Statement and meet all of the other conditions set forth in Sections 607.1301 through 607.1333 of the FBCA. This means that you are entitled to elect to not accept the Merger Consideration and instead seek the fair value of your shares of Common Stock and to receive payment for your shares based on that valuation. The ultimate amount that you receive in an appraisal proceeding may be less than, equal to or more than the amount that you would have received under the Merger Agreement.

To exercise your appraisal rights, you must demand appraisal in writing appraisal within 20 days of the date of mailing of this Information Statement. Your failure to follow exactly the procedures specified under the FBCA may result in the loss of your appraisal rights. See the section entitled “Appraisal Rights” and the text of the Florida appraisal rights statute, which is reproduced in its entirety as Annex D. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the FBCA, shareholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Payment of Merger Consideration

As soon as practicable after the Effective Time, the Company will mail to each shareholder a letter of transmittal specifying the delivery of the consideration to be paid to such shareholder under the Merger Agreement upon delivery by the shareholder of such shareholder’s stock certificates, if the shares of stock are certificated, or upon the transfer of the shares to Computershare Trust Company, N.A. and Computershare, Inc. (the “Exchange Agent”), if the shares are held in book entry, and instructions for surrendering or transferring such shares. You will complete and sign the letter of transmittal and return it, and the stock certificates you hold, to the Exchange Agent.  Upon receipt of the completed and signed letter of transmittal and the receipt of the stock certificates or confirmation of the transfer of shares held in book-entry, you will be entitled to receive that portion of the Merger Consideration payable to you pursuant to the Merger Agreement, in cash and without interest.  The Exchange Agent will make such payment to you after its receipt of the requisite deliveries from you.

Please do not send your stock certificates to us or any other party at this time. You will receive instructions for surrendering your certificates with a letter of transmittal after the Effective Time.

Litigation Related to the Merger

There is no litigation currently pending against the Company or its officers or directors relating to the Merger Agreement and the Merger.

Market Price of Our Stock

Our Common Stock is listed on the OTCQB under the trading symbol “HASC.QB”. The closing sale price of Common Stock on August 13, 2015, which was the last trading day prior to the announcement of the execution of the Merger Agreement, was $0.0250] per share.  The Merger Consideration of $0.0233 per share represents a 6.8% discount from that closing sale price and a premium of 6.9% and 8.4% over the average trading price of the Common Stock of $0.0218 and $0.0215 per share for the six and twelve months, respectively, ended June 30, 2015. On August 28, 2015, the last practicable trading day before the date of this Information Statement, the closing price of Common Stock on the OTCQB was $0.0215 per share.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The information provided in question-and-answer format below is for your convenience and is merely a summary of certain information contained in this Information Statement. This summary may not contain all of the information that is important to you. You should read carefully the documents attached to and those referenced in this Information Statement, including the Merger Agreement attached as Annex A, the Written Consent attached as Annex B, the opinion of Newbridge attached as Annex C, and the full text of the Florida appraisal rights statutes (and related dissenters’ form) attached as Annex D.

Q. Why did I receive this Information Statement?

Applicable requirements of Florida law and the federal securities laws require us to provide you with information regarding the Written Consent, as well as other information regarding the Merger. As explained more fully elsewhere in this Information Statement, because (i) our Board of Directors has approved the entry into the Merger Agreement and (ii) the Merger Agreement and transactions contemplated thereby, including the Merger, have been approved by holder of a majority of our outstanding Common Stock, acting by written consent in lieu of a meeting in accordance with our Articles of Incorporation and the FBCA, your consent to the Merger will not be required and is not requested. Nevertheless, this Information Statement contains important information about the Merger. Please refer to the section of this Information Statement titled “The Merger — Board Approval and Shareholder Vote Required.”

Q. What is the proposed transaction?

The proposed transaction is the Merger of the Company with Merger Sub, as a result of which the Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of WMK.  Upon completion of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time will be converted into a right to receive $0.0233 in cash, without interest and less any required withholding taxes. Following the consummation of the Merger, we will be a wholly-owned subsidiary of WMK, Inc. and our stock will no longer be publicly traded.  You will receive no equity interest in WMK and, after the Effective Time, you will have no equity interest in the Company.

Q. Why am I not being asked to vote on the Merger?

Under the Merger Agreement and the FBCA, the Merger requires the affirmative vote of a majority of the votes cast by the holders of outstanding shares of Common Stock entitled to vote thereon, or the written consent in favor of adopting the Merger Agreement of the majority of holders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting.

HASCO Holdings owns 645,557,142 shares of Common Stock, or approximately 64.4% of the issued and outstanding shares of Common Stock.  On August 14, 2015, HASCO Holdings delivered the Written Consent adopting the Merger Agreement and the Merger.  As a result, no further action by any shareholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement or the Merger.  We are not soliciting your vote for the adoption of the Merger Agreement and will not call a shareholders’ meeting for purposes of voting on the adoption of the Merger Agreement. We are not asking you for a proxy, and you are requested not to send us a proxy.  Please refer to the section of this Information Statement titled “The Merger — Board Approval and Shareholder Vote Required.”

Q. What does our Board of Directors recommend?

Our Board of Directors has unanimously determined that the Merger is in the best interests of the Company and approved the entry into the Merger Agreement. Our Board of Directors unanimously recommended that our shareholders adopt the Merger Agreement.  Our purpose for engaging in the Merger is to enable our shareholders to realize the value of their investment in us through the receipt of $0.0233 per share of Common Stock, in cash, without interest.  Please refer to the section of this Information Statement titled “The Merger — Reasons for the Merger.”

Q. What will I receive for my shares of Common Stock if the Merger is completed?

Upon completion of the Merger, each shareholder will be entitled to receive $0.0233 per share of Common Stock in cash, without interest. Following the completion of the Merger, upon the surrender of your share certificates or, in the case of uncertificated shares, delivery of an “agent’s message,” you will receive an amount in cash equal to the product obtained by multiplying the Merger Consideration by the number of shares represented by the certificates that you surrender or in an agent’s message, without interest. For example, if you own 1,000 shares of Common Stock, you will receive $23.33 in cash in exchange for your shares of Common Stock. You will not own shares in the surviving corporation.

Q. What happens if I sell my shares before completion of the Merger?

If you transfer your shares of Common Stock, you will have transferred the right to receive the Merger Consideration to be received by the shareholders of the Company in the Merger. To receive the Merger Consideration, you must hold your shares through completion of the Merger. In the event of a transfer of ownership of any shares of Common Stock that has not been registered in the records of our transfer agent prior to the Effective Time, the cash consideration may be paid to a person other than the registered owner, provided specified requirements are satisfied.

Q. Will the Merger Consideration depend on our results of operations or the trading price of our Common Stock?

No. The value of the Merger Consideration is fixed. The Merger Agreement does not provide for any upward or downward adjustment in the consideration to reflect any positive or negative changes in our operating results or financial condition nor any change in the trading price of the Common Stock. Please refer to the section of this Information Statement titled “The Merger Agreement — Consideration to be Received.”

Q. Are there conditions to the completion of the Merger?

Yes. The completion of the Merger is conditioned on (i) the satisfaction or waiver of certain conditions, including obtaining the approval of our shareholders (which has already been obtained) and receiving all authorizations, consents, orders or approvals of, or declarations or filings with, any governmental authority necessary for the consummation of the Merger; (ii) the representations and warranties of the parties being true and correct at closing; and (iii) the parties having performed in all material respects all of the covenants and agreements required by the Merger Agreement to be performed such parties. See “The Merger Agreement – Conditions to Closing.”

Q. What vote of shareholders is required to adopt the Merger Agreement?

No additional shareholder vote is required for consummation of the Merger. Please refer to the answer to the question “Why am I not being asked to vote on the Merger?” above.

Q. Am I entitled to appraisal rights in connection with the Merger?

Yes, under the FBCA, shareholders who do not wish to accept the Merger Consideration are entitled to appraisal rights in connection with the Merger, provided that such shareholders demand in writing appraisal within 20 days of the mailing date of this Information Statement and meet all of the other conditions set forth in Sections 607.1301 through 607.1333 of the FBCA. This means that you are entitled to elect to not accept the Merger Consideration and instead seek the fair value of your shares of Common Stock and to receive payment for your shares based on that valuation. The ultimate amount that you receive in an appraisal proceeding may be less than, equal to or more than the amount that you would have received under the Merger Agreement.  If the holders of more than 10% of the outstanding shares of Common Stock demand appraisal rights, WMK will not be required to complete the Merger.

Q. Can the Merger Agreement be terminated?

Yes. The Merger Agreement may be terminated as follows: (i) by mutual written consent, (ii) generally, by either party if the Merger is not completed by November 30, 2015, (iii) by either party if the Merger is prohibited by a judgment or law, or (iv) by either party if the other party breaches of any representation, warranty, covenant or agreement (subject to a cure period) and such failure is incapable of being cured or is not cured within 30 days of receiving of notice thereof.  Please refer to the section of this Information Statement titled “The Merger Agreement — Termination of the Merger Agreement.”

Q. When is the Merger expected to be completed?

We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived. The closing of the Merger is currently expected to take place during the fourth quarter of 2015, although the Company cannot assure completion by any particular date, if at all. Following the satisfaction or waiver of the conditions contained in the Merger Agreement, a Certificate of Merger will be filed with the Secretary of the State of Florida under the FBCA, following which we will become a wholly-owned subsidiary of WMK. Please refer to the section of this Information Statement titled “The Merger Agreement — Effective Time.”

Q. If the Merger is consummated, will we remain a public company and listed on OTCQB?

No. Following the consummation of the Merger, our stock will no longer be publicly traded and we will cease making filings with the U.S. Securities and Exchange Commission (the “SEC”) and otherwise cease being required to comply with the rules relating to publicly held companies. We intend to apply for termination of registration of the Common Stock under the Exchange Act as soon after the completion of the Merger as the requirements for such termination are met. Please refer to the section of this Information Statement titled “The Merger — Effect of the Merger on SEC Registration.”

Q. What happens if the Merger is not completed?

If the Merger is not completed for any reason, shareholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain a publicly traded company, and shares of Common Stock will continue to be quoted on the OTCQB.

Q. Should I send in my stock certificates now?

No. After the completion of the Merger, we will send you detailed instructions for exchanging your stock certificates for the Merger Consideration. Please do NOT return your Common Stock certificate(s) to the Company. Please refer to the section of this Information Statement titled “The Merger Agreement—Payment of Merger Consideration.”

Q. Will I owe U.S. federal income taxes as a result of the Merger?

If you are a U.S. holder (as defined in “The Merger — United States Federal Income Tax Consequences of the Merger”), the Merger is a taxable transaction to you for U.S. federal income tax purposes. A U.S. holder of shares of Common Stock receiving cash in the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in the stock surrendered.

We urge you to consult your own tax advisor on the specific U.S. federal, state and local tax consequences of the Merger to you.

Q. Where can I find more information about the Company?

We file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site maintained by the SEC at http://www.sec.gov. For further information, please refer to the section of this Information Statement titled “Where You Can Find More Information.”  Pursuant to the FBCA, we are required to furnish record holders of the Common Stock certain financial statements, which accompany the distribution of this Information Statement.

Q. Who can help answer my questions about the Merger?

If you have any questions regarding the Merger after reading this Information Statement, please contact the Company at our Investor Relations department at (214) 302-0930. If your broker holds your shares of Common Stock, you should call your broker for additional information.

THE PARTIES TO THE MERGER AGREEMENT

The Company

The Company, formerly BBC Graphics of Palm Beach Inc., was incorporated in May 1999 under the laws of the State of Florida. Through a series of transactions, BBC Graphics of Palm Beach Inc. (at the time an inactive corporation) became HASCO Medical, Inc.  Concurrently, the Company acquired Southern Medical & Mobility.  In May, 2011, the Company acquired Mobility Freedom, Inc. and Wheelchair Vans of America.  In November, 2011, the Company acquired Certified Medical Systems II.  On March 1, 2012, the Company completed the acquisition of Ride-Away Handicap Equipment Corp., a closely-held New Hampshire corporation.  On September 4, 2013, the Company completed the acquisition of Auto Mobility Sales, Inc.

Historically, our operations were focused on the provision of a diversified range of home health care services and products, primarily through our Southern Medical & Mobility.  Following our May 2011 acquisition of Mobility Freedom and our March 2012 acquisition of Ride-Away, our operations shifted away from home health care service and toward the sales, rental and service of modified mobility vehicles. During the second quarter of 2013, we initiated a plan to liquidate the division of Southern Medical & Mobility, our home health care services segment and, as of June 30, 2014, we no longer conduct business in the home health care segment.

Today, we conduct sales of handicap accessible vans, parts and services as well as the rental of such vehicles.  This segment consists of Ride-Away Handicap Equipment Corp., which has eleven locations from Maine to Florida; Mobility Freedom Inc., which has five locations in Florida and includes “Wheelchair Vans of America” operating our van rental operations; and Auto Mobility Sales, Inc., which has two locations in Florida.

Our corporate headquarters and principal corporate operations are conducted at 16800 Dallas Parkway, Suite 200, Dallas, Texas 75248.  We also house a portion of our corporate operations in Londonderry, New Hampshire.  We are a Florida corporation.

Modified Mobility Vehicles

Ride-Away and Mobility Freedom serve individuals with physical limitations that need specialty equipment in order to safely operate their vehicle.  We also provide products for families and care-givers with transport requirements for those under care.  In certain circumstances both the van itself and its specialty equipment are paid for directly by a federal or state agency.  For the years ended December 31, 2014 and 2013, approximately 23% and 26%, respectively, of the Modified Mobility Vehicles segments revenue was derived from veterans receiving benefits from the United States Department of Veterans Affairs (the “VA”).  Mobility Freedom and Ride-Away are both a VA and Vocational Rehabilitation (VR) certified vendor in all the states in which we operate.

Ride-Away has thirteen corporate owned stores which are located in Parkville, MD, Beltsville, MD, East Hartford, CT, Essex Junction, VT, Gray, ME, Londonderry, NH, Norfolk, VA, Norristown, PA, North Attleboro, MA, Norwood, MA, Richmond VA, Tampa, FL and Brooklyn, NY.  Mobility Freedom has five corporate owned stores located in Orlando, Largo, Clermont, Bunnell and Ocala, Florida.  Auto Mobility Sales has locations in Fort Lauderdale and Lake Worth, Florida.

Wheelchair Vans of America specializes in renting conversion vans to disabled individuals, and is located in Orlando, Florida. Our rental operations complement the retail products we provide through our Mobility Freedom and Ride-Away subsidiaries.

Organization

Through its corporate office, the Company provides support, compliance oversight and training, marketing, sales training and support, and financial and information systems to our subsidiaries.  Services performed at the corporate office include financial and accounting functions, treasury, corporate compliance, human resources, sales and marketing support, regulatory affairs and licensure, and information system design.  Management is focused on revenue development and cost control, and decision-making to improve responsiveness and to ensure quality.

Commitment to Quality

The Company maintains quality and performance improvement programs related to the proper implementation of its service standards.

Training and Retention of Quality Personnel

Management recognizes that the Company’s business depends on its personnel. The Company attempts to recruit knowledgeable talent for all positions including account executives that are capable of gaining new business from the local medical community. In addition, the Company provides appropriate training and orientation to its employees.

We continually train our employees on the operation of our management and information systems.

Management Information Systems

Management believes that our information and customer relations management systems are unique to the industry and enable us to continually track our sales and service operations, as well as to monitor key statistical data such as accounts receivables, payer mix, cash collections, revenue mix and expense trends.  Management believes that periodic refinement and upgrading of these systems is essential.  The Company also maintains a communication network that provides company-wide access to email and the Internet.

Corporate Compliance

The Company’s goal is to operate its business with honesty and integrity and in compliance with the numerous laws and regulations that govern its operations. The Company’s corporate compliance program is designed to help accomplish these goals through employee training and education, a confidential disclosure program, written policy guidelines, periodic reviews, compliance audits, and other programs.

WMK

WMK, Inc. (“WMK”), doing business as MobilityWorks, is a national chain of wheelchair accessible van providers serving the disabled community with wheelchair accessible minivans, full-size vans with lifts and commercial fleet vehicles. Thousands of individuals and business clients each year are benefitted by the products and services WMK provides. With 35 consumer showroom locations in 13 states and a commercial division serving customers nationwide, WMK is one of the largest adaptive van providers in the United States. WMK’s showroom locations are in Alabama, California, Florida, Georgia, Illinois, Michigan, New Jersey, New York, Ohio, Pennsylvania, Tennessee, Virginia and Wisconsin.

Like a traditional auto dealership, MobilityWorks offers financing, extended warranties, rental vans, a 24-hour emergency help line, and mechanical services. Full-time, certified technicians are available to install and service wheelchair lifts and high-tech driving equipment for physically disabled drivers requiring more sophisticated controls in their handicapped vans and minivans.

MobilityWorks emphasizes a face to face approach in the consulting process, with strict attention to detail in selecting and fitting the right equipment to the individual or business client’s needs. All staff members at MobilityWorks take pride in the personalized service and quality products they provide. MobilityWorks carries the industry’s largest on-site inventory of handicap vans for sale. Over 450 accessible vans are typically ready for sale at any given time from all of its stores, in addition to rental vehicles with daily and weekly rates. MobilityWorks offers a wide selection of quality new and used handicap vans and scooter lifts designed to accommodate the customer’s individual needs.

It is anticipated that, on or before the date that the Merger is completed, WMK will statutorily convert from a corporation to a limited liability company.

WMK’s principal executive offices are located at 4199 Kinross Lakes Parkway, Suite 300, Richfield, Ohio 44286.

Merger Sub

WMK Acquisition, Inc. (“Merger Sub”) was formed by WMK solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly owned subsidiary of WMK and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Merger Sub’s principal executive offices are located at 4199 Kinross Lakes Parkway, Suite 300, Richfield, Ohio 44286.

THE MERGER

The Merger

On August 14, 2015, the Company entered into the Merger Agreement with WMK and Merger Sub. Upon the terms and subject to the conditions provided in the Merger Agreement, and in accordance with the FBCA, at the Effective Time, Merger Sub will merge with and into the Company, with the Company being the surviving corporation and continuing as a wholly-owned subsidiary of WMK.

The Merger Consideration

Under the terms of the Merger Agreement, WMK will pay an aggregate amount of $23.5 million for the shares of Common Stock issued and outstanding immediately prior to the consummation of the Merger. Upon consummation of the Merger, each outstanding share of Common Stock, other than shares held in treasury, will automatically be converted into the right to receive $0.0233 in cash, without interest. Because the Merger Consideration will be paid in cash, you will receive no equity interest in WMK, and after the Effective Time you will have no equity interest in the Company.

Background of the Merger

On April 22, 2015, Hal Compton Jr. attended a meeting of the board of directors of the Adaptive Driving Alliance, an industry group of which he is a board member.  At that time, Bill Koeblitz, CEO of WMK and a fellow board member of the Adaptive Driving Alliance, discussed with Mr. Compton the possibility of WMK buying or merging with the Company.  Mr. Compton stated he would raise this issue with the Company’s chairman and then advise WMK if there was any reason to continue discussions.

After such consultation, Mr. Compton informed Mr. Koeblitz that the Company would be willing to at least discuss any proposals that WMK had to offer. Mr. Koeblitz asked if he and his advisors from Raymond James & Associates (“Raymond James”) could meet with Hal Compton Jr. and Hal Compton Sr. in Tampa, Florida the next day.

On April 24, 2015, Hal Compton Jr., Hal Compton Sr., Bill Koeblitz and a representative of Raymond James met in Tampa, Florida and discussed a possible acquisition of the Company by WMK.  During the meeting, Hal Compton Jr. agreed to share preliminary information regarding the Company so that WMK could do a basic due diligence and evaluation of the Company. Both sides agreed to sign a non-disclosure agreement.

On April 30, 2015, both parties executed a non-disclosure agreement and over the succeeding two weeks, Hal Compton Jr. forwarded WMK some additional information to allow WMK to complete its initial valuation of the enterprise value of the Company.

On June 3 and 4, 2015, the Company held its quarterly board meeting. Hal Compton Jr. had planned to discuss WMK’s possible interest in an acquisition transaction with the full Board at the end of the second day of the board meeting.  In the middle of the board meeting on June 4, Bill Koeblitz sent Hal Compton Jr. an email that asked if he was available for a quick call to discuss a possible transaction.  Hal Compton Jr. agreed via email that he would step out of the board meeting for ten minutes to have a quick phone conversation. During the phone conversation Mr. Koeblitz advised Mr. Compton that WMK was prepared to offer $14 million for 100% of the Common Stock.  Hal Compton Jr. explained to Mr. Koeblitz that the offer was inadequate and in fact below the market capitalization of the Company at such date.  Mr. Compton advised him that he would inform the entire board of the offer, as they were currently present for the quarterly board meeting.  Mr. Compton also explained to Mr. Koeblitz that he planned to vote against the offer.  Mr. Compton ended the phone call by agreeing to let Mr. Koeblitz know the board’s response by no later than Monday, June 8.

Toward the conclusion of the June 4, 2015 Board meeting, Hal Compton Jr. advised the Board of the discussions with WMK and the offer that Mr. Koeblitz had made earlier in the day. During the discussion the Board agreed that the amount offered by Mr. Koeblitz was not in the best interest of the Company or its shareholders.  The Board instructed Hal Compton Jr. to reject the offer from WMK.

On June 8, 2015, Hal Compton Jr. phoned Mr. Koeblitz and informed him of the Board’s decision not to accept the WMK offer.  Mr. Koeblitz accepted the news and the call ended.

Later that week, Mr. Koeblitz phoned Hal Compton Jr. and asked if he and Hal Compton Sr. would be willing to meet him and his advisors from Raymond James again to explore if there were a basis to continue discussions regarding a possible business combination.  The parties determined to meet in St. Petersburg, Florida on June 19, 2015.  At the June 19 meeting, Hal Compton Jr., Hal Compton Sr., Bill Koeblitz and two executives from Raymond James met for five hours.  During the meeting, WMK explained the basis of its earlier $14 million offer.  Hal Compton Jr. advised that under no circumstances would the Board consider a transaction less than its then current market capitalization.  Raymond James produced documents from its due diligence regarding the Company showing its one year, six month and 90-day stock run rate. The 90-day run rate at the time showed the Company stock at approximately $0.0212 a share.  After deliberations, Mr. Koeblitz advised that WMK would be prepared to increase its offer from $14 million to $22 million for 100% of the Common Stock.

Hal Compton Jr. and Hal Compton Sr. advised that they would discuss the revised WMK with the other board members.  At that point, Hal Compton Jr. and Hal Compton Sr. adjourned to a private room and contacted the other two members of the Board (Mr. Marginson and Mr. McCook) to discuss the revised offer. The Board empowered Hal Compton Jr. to make a counter offer of $23.5 million.  After returning to the original meeting room to advise Mr. Koeblitz and the representatives from Raymond James of the $23.5 million counteroffer, Mr. Koeblitz and his advisors left the room to discuss the offer.  They later returned and advised of their agreement to the $23.5 million valuation, but indicated that they would require a new non-disclosure agreement, a 90 day exclusivity agreement and greater access to due diligence materials in order to move forward.

On June 22, 2015, WMK furnished the Company with drafts of an exclusivity agreement.  After negotiation between the parties, these documents were executed and delivered on June 24, 2015.

On June 29, 2015, WMK sent its chief financial officer and an outside auditor to Dallas, Texas to begin an offsite due diligence review of the Company.  During the next four days WMK presented a due diligence checklist to the Company, and the Company began to produce documents to WMK per the due diligence checklist.  The Company advised WMK that certain due diligence items would be withheld until the parties had made substantial progress regarding a merger agreement and until WMK had furnished the Company with evidence of its financial capability to consummate a business combination with the Company.

Commencing in early July, WMK and the Company, and their respective attorneys and advisors, held weekly conference calls during which due diligence items and terms and conditions of the Merger were discussed in detail.  WMK representatives supplementally requested and reviewed due diligence materials at various and numerous times between these weekly calls.  On July 17, 2015, WMK’s counsel furnished the Company with a first draft of the Merger Agreement.  The draft, among other matters, required that a majority of the Company shareholders deliver an irrevocable consent approving the Merger Agreement by the close of business on the date on which the Merger Agreement was executed, and it therefore did not contain any provision for the Company to terminate the Merger Agreement if it received an unsolicited superior proposal to acquire the Company.  The draft further did not provide for WMK to refinance or repay indebtedness of the Company upon consummation of the merger in a manner to cause the personal guarantees of such indebtedness by the Company’s principal shareholders to be released.

The Company advised WMK that its principal shareholders were unlikely to approve a transaction in which they continued to be liable for indebtedness of an entity which they no longer controlled or had any remaining equity interest.  The Company further advised WMK that its Board of Directors required an ability, for a short period after announcement of the Merger, to terminate the Merger Agreement to accept an unsolicited superior proposal and to pay WMK a termination fee.  WMK indicated that it could agree to the provisions regarding the release of personal guarantees of the Company indebtedness but that it was unwilling to incur the continuing costs of pursuing the transaction, particularly with respect to obtaining its debt and equity financing commitments, unless it was assured that a majority of the shareholders supported the transaction at the time of signing and that the Company could not terminate the Merger Agreement to accept an unsolicited superior proposal.  The Company agreed to this structure, although the parties continued to negotiate other terms of the Merger Agreement.

On July 31, 2015, WMK furnished the Company with copies of its audited financial statements.

On August 3, 2015, the Company engaged Newbridge to act as the financial advisor to the Board and perform its fairness opinion analysis.

On August 4, 2015, WMK furnished the Company with copies of detailed term sheets regarding its contemplated debt and equity financing for the Merger.

On August 11, 2015, the Company distributed the substantially completed Merger Agreement to its Board of Directors in contemplation of an August 13, 2015 Board meeting.  Newbridge furnished the Board members with a draft copy of its fairness opinion analysis.

On August 13, 2015, the Board held a meeting, at which all members were present in person or by teleconference, together with a representative of Newbridge and counsel for the Company.   The representative of Newbridge reviewed with the Board its financial analysis of the Merger and rendered to the Board an oral opinion that, as of that date and based upon and subject to the factors and assumptions set forth therein, the $0.0233 per share in cash to be paid to the holders of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. Members of the Board asked the representative of Newbridge questions about its financial analyses and opinion.  The Company counsel then reviewed with the Board the material terms of the Merger Agreement.  The Board then discussed the proposed transaction and concluded that it was in the best interests of the shareholders to approve the Merger Agreement. Thereafter, the Board voted unanimously to adopt and authorize the Merger Agreement and to authorize certain officers of the Company to take all actions required to proceed with the execution, delivery and performance of the Merger Agreement.

After the Board meeting concluded, the Company advised WMK of the unanimous approval of the Board and proceeded to finalize changes to the remaining disclosure schedules necessary to execute and deliver the Merger Agreement.

After the close of business on August 13, 2015, the Company filed with the SEC its quarterly report on 10-Q report for the quarter ended June 30, 2015.

Later that evening, Newbridge delivered its written fairness opinion, confirming their oral opinion of the prior day and final revisions to the Merger Agreement disclosure schedules were completed.  The parties executed the Merger Agreement on the morning of August 14, 2015.  The Company and WMK promptly issued a joint press release announcing the proposed Merger.

Later on August 14, 2015, pursuant to the terms of the Merger Agreement, HASCO Holdings executed and delivered the written consent approving and adopting the Merger Agreement and approving the Merger.

Reasons for the Merger

At its meeting on August 13, 2015, our Board of Directors unanimously (i) determined and declared that the Merger and the Merger Agreement, together with the transactions contemplated thereby, were advisable and in the best interests of the Company, (ii) approved the execution and delivery of the Merger Agreement and any additional documents or agreements referred to in, or contemplated or required by, the Merger Agreement or the transactions contemplated thereby, and (iii) recommended that the Company’s shareholders approve the Merger Agreement.

In making the determinations described above, our Board of Directors consulted with our management, as well as our legal and financial advisors, and considered a variety of factors weighing in favor of or relevant to the Merger Agreement and the transactions contemplated thereby, including those described below:

•

the Board of Directors’ understanding of the business, operations, financial condition, earnings and prospects of the Company, and the possible alternatives to the sale of the Company, including continuing to operate the Company as an independent public company, and the range of potential benefits to the shareholders of the Company of these alternatives, as well as the assessment of the Board of Directors that none of these alternatives were reasonably likely to present superior opportunities for the Company to create greater value for our shareholders than the Merger, taking into account the timing and the likelihood of accomplishing such alternatives, the need for additional investment resources to accomplish alternatives, including the business, competition, industry and market risks that would apply to the Company;

•

the fact that the consideration to be paid to the Company’s shareholders under the Merger Agreement is in the form of cash, which will provide liquidity and certainty of value to the Company’s shareholders;

•

the fact that the Merger Consideration represents a premium of 6.9% and 8.4% over the average trading price of the Common Stock of $0.0218 and $0.0215 per share for the six and twelve months, respectively, ended June 30, 2015;

•

the fact that Newbridge rendered its opinion to the Board of Directors, dated as of August 13, 2015, that as of such date, and based upon and subject to the factors and assumptions set forth therein, the $0.0233 per share of Common Stock in cash to be paid to the holders of the Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders, and the Board of Directors’ review of the financial analyses conducted by Newbridge in connection with that opinion;

•

the fact that it is likely that the Merger will be completed, in light of, among other things, the experience, reputation and financial capability of WMK, the absence of any financing conditions to WMK’s obligation to complete the Merger, the proposed terms of WMK’s financing sources to finance WMK’s completion of the Merger and WMK’s agreement to use its reasonable best efforts to consummate the Merger (subject to the terms and conditions of the Merger Agreement);

•

the fact that HASCO Holdings, which controls approximately 64.4% of the aggregate voting power of the Common Stock, supported the process and the Merger, and that HASCO Holdings will receive the same form and amount per share of Merger Consideration as the Company’s other shareholders;

•	the fact that the Board of Directors does not believe that there are any third party, regulatory or other governmental approvals required in connection with the Merger;

•	the fact that the Merger Consideration and other terms of the Merger Agreement were determined through arms’ length negotiations between WMK and the Company; and

•

the terms of the Merger Agreement, including that the limited conditions to the completion of the Merger which were, in the view of the Board of Directors, attainable and that appraisal rights are available to shareholders of the Company and who comply with the requirements set forth in Sections 607.1302 through 607.1333 of the FBCA.

The Board of Directors also identified and considered potential risks and potential disadvantages associated with the Merger Agreement and the transactions contemplated thereby, including those listed below:

•

the Board of Directors’ belief regarding the possible disruption of the Company’s business that could result from announcement of the Merger and the resulting distraction of management’s attention from day-to-day operations of the business;

•	the fact that, under the terms of the Merger Agreement, the Company cannot solicit other acquisition proposals;

•

the possibility of disruption to the Company’s operations following announcement of the Merger and the possible effect on the Company’s operating results and the Company’s ability to attract and retain key employees during the pendency of the Merger;

•

the fact that, following completion of the Merger, the Company will no longer exist as an independent publicly owned company, and our existing shareholders will no longer participate in the potential future economic upside derived from ownership of our Common Stock;

•	the fact that the Company will incur substantial expenses related to the Merger, regardless of whether it is consummated;

•

the fact that the Merger Consideration of $0.0233 per share represents a 6.8% discount from the closing sale price of the Common Stock on August 13, 2015, which was the last trading day prior to the announcement of the execution of the Merger Agreement;

•

the fact that there are no assurances that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and as a result, the possibility that the Merger may be delayed or not occur at all, and the adverse impact such event would have on the Company and its business;

•	the fact that there is no assurance that WMK’s financing will be completed on the terms proposed by its financing sources;

•

the fact that the Company’s sole remedy should WMK breach its obligations to complete the Merger would be the termination fee specified in the Merger Agreement, while WMK is entitled to specific performance and damages that are not limited in the event that the Company should fail to perform;

•	the fact that gain from an all-cash transaction such as the Merger will generally be taxable to our shareholders for U.S. federal income tax purposes; and

•

the fact that under the terms of the Merger Agreement, the Board of Directors is not entitled to terminate the Merger Agreement in order to accept a superior proposal or change its recommendation that the Company shareholders authorize and adopt the Merger Agreement, and the Board of Directors’ belief about the effect that would have on other parties considering proposing an alternative transaction that might be more advantageous to our shareholders.

Although the Board of Directors considered the relationship of the Merger Consideration to the current trading price of its Common Stock, the Board of Directors did not view that to be an important consideration due to the volatility of the Common Stock arising from the low trading volume and small public float.

While the Board of Directors considered the potentially negative and potentially positive factors summarized above, it concluded that, overall, the potentially positive factors outweighed the potentially negative factors.

The above discussion includes the principal information and factors, both positive and negative, considered by the Board, but is not intended to be exhaustive and may not include all of the information and factors considered by the Board or any individual director. The above factors are not presented in any order of priority. The Board did not quantify or assign relative or specific weights to the factors considered in reaching its decision. Rather, the Board viewed its position and recommendation as being based on the totality of the information presented to and considered by it. In addition, individual members of the Board may have given different weights to different factors. It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Forward-Looking Statements.”

Board Approval and Shareholder Vote Required

Our Board of Directors has unanimously determined that the Merger is in the best interests of the Company and approved the entry into the Merger Agreement. Our Board of Directors also unanimously recommended that our shareholders adopt the Merger Agreement.

The adoption of the Merger Agreement by the shareholders of the Company required the affirmative vote of a majority of the votes cast by the holders of outstanding shares of Common Stock entitled to vote thereon, or the written consent in favor of adopting the Merger Agreement of the majority of holders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting.

HASCO Holdings owns 645,557,142 shares of Common Stock, or approximately 64.4% of the issued and outstanding shares of Common Stock.  On August 14, 2015, HASCO Holdings delivered the Written Consent adopting the Merger Agreement and the Merger.  As a result, no further action by any shareholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement and the Merger.  We are not soliciting your vote for the adoption of the Merger Agreement and will not call a shareholders’ meeting for purposes of voting on the adoption of the Merger Agreement. We are not asking you for a proxy, and you are requested not to send us a proxy. No action by the shareholders of WMK is required to complete the Merger.

Interests of Directors and Executive Officers in the Merger

Members of our Board and executive officers have various interests in the Merger that are different from, or in addition to, our interests and the interests of our shareholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interest. Our Board was aware of these interests during its deliberations on the merits of the Merger and considered them, among other matters, in approving the entry into the Merger Agreement. These interests are described below.

Employment Agreements

The Merger Agreement provides that, upon consummation of the Merger, Hal Compton, Jr., President and CEO of the Company, will enter into a one year employment agreement with the Company.  Mr. Compton will serve as Integration Advisor to assist WMK with its post-Merger integration of operations.  During the first six months of the term, Mr. Compton will be engaged full time at an annualized salary of $253,600, plus car allowance of $400 per month.  During the second six months of the term, Mr. Compton will be engaged part time at an annualized salary of $126,800.  Mr. Compton will also be subject to a non-competition covenant during the term of the employment agreement and for a period of 12 months thereafter.

The Merger Agreement also provides that, upon consummation of the Merger, Shane Jorgenson, CFO of the Company, will enter into a six month employment agreement with the Company.  Mr. Jorgenson will serve as the Financial Integration Advisor to assist WMK with its post-Merger integration of financial and accounting operations.  During the term of the employment agreement, Mr. Jorgenson will be compensated at an annualized salary of $198,550 and will also receive a $25,000 stay bonus if he remains with the Company through the entire six month term.  Mr. Jorgenson will also be subject to a non-competition covenant during the term of the employment agreement and for a period of 12 months thereafter.

Release of Personal Guarantees

Pursuant to the Merger Agreement, WMK will repay or refinance certain indebtedness of the Company which has been previously guaranteed by Hal Compton, Sr., the Chairman of the Board and a principal beneficial owner of the Common Stock, and Hal Compton, Jr., President, CEO and director of the Company and a principal beneficial owner of the Common Stock.  The release of personal guarantees will also cause the release of collateral previously provided to the guarantors.  If WMK is unable to secure these releases, the guarantors may elect to accept indemnification from WMK in the event of any liability to them pursuant to the guarantees is incurred.  The approximate aggregate principal amount of the Company indebtedness guaranteed by these persons was $29 million at June 30, 2015.

Indemnification of Directors and Officers

The indemnification, advancement of expenses and insurance requirements set forth in the Merger Agreement relating to the Company executive officers and directors are described under “The Merger Agreement—Indemnification of Directors and Officers.”

Closing and Effective Time

The closing of the Merger is expected to take place during the fourth quarter of 2015, although the Company cannot assure completion by any particular date, if at all. Following the satisfaction or (to the extent permitted by law) waiver by the parties of customary closing conditions, a Certificate of Merger will be filed with the Secretary of the State of Florida under the FBCA, following which we will become a wholly-owned subsidiary of WMK.

Opinion of Financial Advisor to our Board of Directors

Our Board of Directors retained Newbridge to act as its financial advisor in connection with the Merger. Newbridge is a recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Board selected Newbridge to act as its financial advisor in connection with the Merger on the basis of Newbridge’s experience in transactions similar to the Merger and its reputation in the investment community.

Newbridge rendered to our Board of Directors a written opinion, dated August 13, 2015, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Merger Consideration to be received by holders of Common Stock in the Merger was fair, from a financial point of view, to such holders.

The full text of Newbridge’s written opinion to the Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this document. The following summary of Newbridge’s opinion is qualified in its entirety by reference to the full text of the opinion. Newbridge delivered its opinion to the Board for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the Merger Consideration from a financial point of view. Newbridge’s opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Merger. Newbridge’s opinion does not constitute a recommendation to any shareholder as to how to vote or act in connection with the Merger or any related matter.

In connection with rendering the opinion described above and performing its related financial analyses, Newbridge, among other things:

•

Took into account its assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

•	Reviewed documents related to the Merger;

•

Reviewed publicly available financial information and other data with respect to HASCO, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, its 2015 publicly filed quarterly reports, certain reports on material events filed on Forms 8-K, and certain other relevant financial and operating data relating to HASCO made available to Newbridge;

•	Reviewed and analyzed HASCO’s projected cash flows and prepared discounted cash flow analysis;

•	Reviewed and analyzed certain financial characteristics of companies that were deemed to be comparable to HASCO;

•

Reviewed and analyzed certain financial characteristics of comparable transactions that involved the acquisition and/or merger of companies that were deemed to have characteristics comparable to those of HASCO;

•	Considered the historical financial results and present financial condition of HASCO;

•	Reviewed certain publicly available information concerning the trading of, and the trading market for, the Common Stock of HASCO; and

•	Performed such other analyses and examinations, as Newbridge deemed appropriate.

In arriving at its opinion, Newbridge assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the forecasts of performance, Newbridge was advised by the Board of Directors, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. Newbridge did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or any other entity, nor did it make any physical inspection of the properties or assets of the Company or any other entity. Newbridge did not evaluate the solvency or fair value of the Company or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

Newbridge assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way material to Newbridge’s analysis. Newbridge also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way material to Newbridge’s analysis.

In connection with its engagement, Newbridge was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. Newbridge’s opinion addressed only the fairness from a financial point of view, as of the date of the opinion, of the $0.0233 per share of Common Stock in cash to be paid to the holders of the Common Stock pursuant to the Merger Agreement. Newbridge did not express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger.  Newbridge did not express any opinion as to the impact of the Merger on the solvency or viability of the Company or WMK or the ability of the Company or WMK to pay their respective obligations when they come due. Newbridge’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Newbridge as of, the date of the opinion and Newbridge assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Newbridge’s advisory services and the opinion of Newbridge were provided for the information and assistance of the Board of Directors in connection with its consideration of the Merger and such opinion does not constitute a recommendation to the Board of Directors as to how any holder of the shares of Common Stock should vote with respect to the Merger or any other matter.

The following is a summary of the material financial analyses delivered by Newbridge to the Board of Directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Newbridge, nor does the order of analyses described represent relative importance or weight given to those analyses by Newbridge. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Newbridge’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 13, 2015 and is not necessarily indicative of current market conditions.

Selected Comparative Analysis.

In valuing companies with a specialized product line such as HASCO’s, the approach to valuation by Newbridge was akin to vectoring similar but not exact industries or competitors. Thus, Newbridge looked towards the following comparable companies as valuation guidance:

o	Transportation Vehicle Sellers:

▪

Newbridge compared HASCO to nine companies which included CarMax, AutoNation, Penske Automotive, Group 1 Automotive, Lithia Motors, Sonic Automotive, Winnebago Industries, America’s Car-Mart and Spartan Motors. With this universe of comparable companies it then used financial industry standard metrics of Price-To-Earnings, Price-To-Sales, Price-To-Book Value, Enterprise Value-To-Sales, and Price-To-EBITDA.

▪	The results have variances but, overall, HASCO’s value results were at the lower end of the ranges.

o

Blended SIC Comparisons: Newbridge combined the same metrics as applied to the Transportation Vehicle Sellers but this time with the Home Health Care Industry and Specialty Automotive  Companies and the results were similar in that the comparisons have variances with HASCO’s value results being at the lower end of the range.

Illustrative Discounted Cash Flow Analysis

•

The discount rate applied to forecasted cash flows for the next 5 years was 15%.  This rate was determined subjectively by a grading system for each of the following items:  (i) HASCO’s product line diversification based on its current product offerings; (ii) intellectual property and other proprietary advantages; (iii) length of time in the business; (iv) reliance on and concentration of any major customers or suppliers; (v) depth of management; and (vi) industry competitiveness and pricing pressures.

•	Overall, HASCO received high ratings as the market it serves is unique, special and targeted to a very specific market.

•	Taking the forecasted financial performance provided by HASCO’s management and adjusting for EBITDA, the resulting discounted cash flow value was $23,578,542.

•

Discount rates are very subjective.  As one applies lower discount rates, value will increase.  As an example, using a 10% discount rate (reflecting lower business risk) results in an implied value for HASCO based on discounted cash flow of just over $27MM.  Companies with greater risk, market uncertainties, regulatory and insurance policy coverage exposure, for example, often have higher discount rates of 20% or greater. Using a 20% discount, HASCO would have an implied value of  $20,612,542.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Newbridge’s opinion. In arriving at its fairness determination, Newbridge considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Newbridge made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company, WMK or the Merger.

Newbridge prepared these analyses for purposes of providing its opinion to the Board of Directors as to the fairness from a financial point of view to the holders of shares of Common Stock of the $0.0233 per share of Common Stock to be paid to such holders in cash pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, WMK, Newbridge or any other person assumes responsibility if future results are materially different from those forecast.

The Merger Consideration was determined through arm’s-length negotiations between the Company and WMK and was approved by the Board of Directors. Newbridge was not engaged to provide advice to the Company during these negotiations.  Accordingly, Newbridge did not recommend any specific amount of consideration to the Company or the Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

Newbridge and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Newbridge and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) of the Company.  Newbridge has not been engaged to provide to the Company investment banking services for which Newbridge’s has received compensation, except acting as the Company’s financial advisor in connection with the Merger, during the two-year period prior to the date of the Merger Agreement.

Our Board of Directors selected Newbridge as its financial advisor because of its experience in transactions similar to the Merger. Pursuant to a letter agreement, dated August 3, 2015, the Company engaged Newbridge to act as its financial advisor in connection with the Merger. Pursuant to the terms of this engagement letter, the Company paid Newbridge a fee of $65,000, none of which was contingent upon the completion of the Merger.  In addition, the Company agreed to reimburse Newbridge for its expenses arising, and to indemnify Newbridge and related persons against certain liabilities that may arise, out of its engagement.

Financial Projections

We do not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with our Board of Directors’ exploration of strategic alternatives, our management prepared unaudited prospective financial information on a stand-alone, pre-merger basis in good faith and on a reasonable basis based on the best information available to our management at the time of their preparation. We are electing to provide the unaudited prospective financial information in this Information Statement to provide our shareholders access to certain non-public unaudited prospective financial information that was made available to WMK and also to Newbridge in connection its financial analyses and opinion. The unaudited prospective financial information was not prepared with a view toward public disclosure and the inclusion of this information should not be regarded as an indication that we or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Neither we nor any of our affiliates assumes any responsibility for the accuracy of this information. Readers of this Information Statement are cautioned not to place undue reliance on the unaudited prospective financial information. No one has made or makes any representation to any of our shareholders regarding the information included in the unaudited prospective financial information or our ultimate performance compared to the information included in the unaudited prospective financial information.

There can be no assurance that the assumptions made in preparing such information will prove accurate or that the projected results reflected therein will be realized. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for the unaudited prospective financial information. Furthermore, the unaudited prospective financial information does not take into account any circumstance or event occurring after the date it was prepared or which may occur in the future, and, in particular, does not take into account any revised prospects of our business, changes in general business, regulatory or economic conditions, competition or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future.

While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made by our management with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to our business, all of which are difficult to predict and many of which are beyond our control. As a result, the unaudited prospective financial information reflects numerous assumptions and estimates as to future events and there can be no assurance that these assumptions will accurately reflect future conditions, that the unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year.

The following table presents a summary of the material unaudited financial projections prepared by our management. These financial projections were provided to WMK and used by Newbridge in performing certain analyses described in the section titled “The Merger — Opinion of Financial Advisor to our Board of Directors.”

	HASCO
	5 - year forecast
Year	2015	2016	2017	2018	2019	2020
Sales increase%	Budgeted	8.0%	5.0%	3.0%	2.0%	3.0%
GP % decrease	Budgeted	1.0%	0.5%	0.3%	0.3%	0.3%
Expense Increase	Budgeted	1.0%	1.0%	1.0%	0.0%	2.0%

Revenues
TOTAL REVENUE	$96,437,698	$104,152,713	$109,360,349	$112,641,160	$114,893,983	$118,340,802

TOTAL COGS	$75,480,037	$82,559,967	$87,234,767	$90,133,413	$92,223,316	$95,258,868

GROSS MARGIN	$20,957,661	$21,592,747	$22,125,582	$22,507,747	$22,670,667	$23,054,935
	21.7%	20.7%	20.2%	20.0%	19.7%	19.5%

TOTAL EXPENSES	17,780,060	17,957,861	18,137,439	18,318,814	18,318,814	18,685,190
	18.4%	17.2%	16.6%	16.3%	15.9%	15.8%

NET OPERATING INCOME	3,177,601	3,634,886	3,988,143	4,188,933	4,351,853	4,369,745

Total Other Income & Expense	(341,344)	(364,534)	(382,761)	(394,244)	(402,129)	(414,193)
	-0.35%	-0.35%	-0.35%	-0.35%	-0.35%	-0.35%

NET INCOME (LOSS) BEFORE TAXES	$3,518,945	$3,999,420	$4,370,904	$4,583,177	$4,753,982	$4,783,938

Provision for Income Taxes	1,337,199	1,519,780	1,660,944	1,741,607	1,806,513	1,817,896

NET INCOME (LOSS)	$2,181,746	$2,479,641	$2,709,961	$2,841,570	$2,947,469	$2,966,041
	2.26%	2.38%	2.48%	2.52%	2.57%	2.51%

Assumptions:
No acquisitions in forecast
2016 - 2017 revenue increases are 90% commercial sales driven
GP % decrease is driven from increase in commercial sales at lower margins than retail
Expense increases are driven by additional headcount needed to run the commercial division
Other income is a fixed % of sales @ .35%
Income tax % is 38% which included State and Federal Income taxes.

Important Information About the Unaudited Financial Projections

The unaudited prospective financial information summarized above includes forward-looking statements and is based on estimates and assumptions that are inherently subject to factors such as industry performance, competition, general business, economic, regulatory, market and financial conditions, as well as changes to our business, financial condition or results of operations, including the factors described under “Forward-Looking Statements.”  The unaudited prospective financial information does not take into account any of the transactions contemplated by the Merger Agreement, including the Merger, which might cause actual results to differ materially.

For the foregoing reasons, as well as the bases and assumptions on which the unaudited prospective financial information was compiled, the inclusion of our unaudited prospective financial information in this Information Statement should not be regarded as an indication that such information is predictive of future results or events nor construed as financial guidance, and it should not be relied on as such or for any other purpose whatsoever.

WE HAVE NOT UPDATED AND DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL INFORMATION SET FORTH ABOVE, INCLUDING, WITHOUT LIMITATION, TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE SUCH INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, INCLUDING, WITHOUT LIMITATION, CHANGES IN GENERAL ECONOMIC, REGULATORY OR INDUSTRY CONDITIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Financing for the Merger

WMK has advised the Company that it has received firm commitments from its financing sources to provide the capital necessary to complete the Merger and that it is not aware of any facts or circumstances that would cause any of the conditions set forth in such commitments not to be satisfied. The Merger is not contingent on the consummation of such financing.

Accounting Treatment

The Merger will be accounted for pursuant to purchase accounting in accordance with applicable accounting guidance.

United States Federal Income Tax Consequences of the Merger

The following is a general summary of the U.S. federal income tax consequences of the Merger to U.S. holders who receive cash in the Merger. The discussion is for general information purposes only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. The discussion is based on current law which is subject to change, possibly with retroactive effect. The discussion applies only to U.S. holders who hold our stock as a capital asset (generally property held for investment). Further, this summary does not intend to address all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities, banks, insurance companies, other financial institutions, mutual funds, real estate investment trusts, tax-exempt organizations, investors in pass-through entities, shareholders who hold our stock as part of a hedge, wash sale, synthetic security, conversion transaction, or other integrated transaction, and shareholders who acquired our stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan. In addition, this summary does not address any tax consequences under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any U.S. federal tax law other than the income tax law, or under any state, local or foreign tax law. If shares are held by an entity treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partner. Partnerships that own our stock and partners in such partnerships are urged to consult their own tax advisors regarding the consequences to them of the Merger.

This discussion does not discuss the tax consequences to any shareholder who, for U.S. federal income tax purposes, is not a U.S. holder and does not address any aspect of state, local or foreign tax laws or any U.S. federal law other than the income tax law.

The receipt of the Merger Consideration (which consists solely of cash) for our stock as a result of the Merger is a taxable transaction for U.S. federal income tax purposes. A U.S. holder who surrenders our stock for cash as a result of the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in the stock surrendered. Gain or loss will be determined separately for each block of stock (generally, shares acquired at the same cost in a single transaction) surrendered for cash in connection with the Merger. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for such stock is more than one year at the time of the exchange. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding may apply to all cash payments to which a U.S. holder is entitled pursuant to the Merger Agreement if certain requirements are not met. In order to avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should provide a taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other U.S. holders), certify that such number is correct, and otherwise comply with the backup withholding tax rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder under the backup withholding rules will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided the required information is timely furnished to the Internal Revenue Service.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION PURPOSES ONLY AND ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH SHAREHOLDER SHOULD CONSULT THE SHAREHOLDER’S TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO THE SHAREHOLDER AND THE PARTICULAR TAX EFFECTS TO THE SHAREHOLDER OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS OR ANY U.S. FEDERAL TAX LAW OTHER THAN THE INCOME TAX LAW.

Conversion of Shares; Procedures for Exchange of Common Stock

As soon as practicable after the Effective Time, the Company will mail to each shareholder a letter of transmittal specifying the delivery of the consideration to be paid to such shareholder under the Merger Agreement upon delivery by the shareholder of such shareholder’s stock certificates, if the shares of stock are certificated, or upon the transfer of the shares to the Exchange Agent, if the shares are held in book entry, and instructions for surrendering or transferring such shares. You will complete and sign the letter of transmittal and return it, and the stock certificates you hold, to the Exchange Agent.  Upon receipt of the completed and signed letter of transmittal and the receipt of the stock certificates or confirmation of the transfer of shares held in book-entry, you will be entitled to receive that portion of the Merger Consideration payable to you pursuant to the Merger Agreement, in cash and without interest.  The Exchange Agent will make such payment to you after its receipt of the requisite deliveries from you.

Please do not send your stock certificates to us or any other party at this time. You will receive instructions for surrendering your certificates with a letter of transmittal after the Effective Time.

Effect of the Merger on SEC Registration

Following the consummation of the Merger, our stock will no longer be publicly traded and we will cease making filings with the SEC and otherwise cease being required to comply with the rules relating to publicly held companies. We intend to apply for termination of registration of the Common Stock under the Exchange Act as soon after the completion of the Merger as the requirements for such termination are met.

Litigation Related to the Merger

There is no litigation currently pending against the Company or its officers or directors relating to the Merger Agreement and the Merger.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. Although we believe that this description covers the material terms of the Merger Agreement, it may not contain all the information that is important to you and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is included as Annex A to this Information Statement. We urge you to carefully read the Merger Agreement in its entirety.

Explanatory Note Regarding the Merger Agreement

You should not rely upon the representations and warranties in the Merger Agreement or the description of them in this Information Statement as statements of factual information about any of the parties. These representations and warranties were made by the parties only for purposes of the Merger Agreement, were made solely to each other as of the date specified in the Merger Agreement and may be subject to modification or qualification by other public and non-public disclosures made by the parties to each other in connection with the Merger Agreement. The representations and warranties were made solely for the benefit of the other parties to the Merger Agreement and may have been designed to allocate risk between the parties to the Merger Agreement, rather than establishing matters as fact. Some of these representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality that is different from that generally applicable to our public disclosures. The representations and warranties are reproduced and summarized in this Information Statement solely to provide information regarding the contractual terms of the Merger Agreement and not to provide you with any information about any of the parties. Information about the parties can be found in “Parties to the Merger Agreement” or in our public filings with the SEC, as described in “Where You Can Find More Information.”

Effective Time of the Merger

The Merger will be consummated and become effective at the time the certificate of merger is filed with the Secretary of the State of Florida or at such other time after the such filing as the Company and WMK will agree and specified in the certificate of merger. The closing of the Merger is expected to occur on the third business day after the satisfaction or (to the extent permitted by law) waiver of the closing conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing) or such other date as the parties agree upon in writing.  Notwithstanding the foregoing, WMK is permitted to delay the closing until no later than November 30, 2015.

The Merger Consideration

Under the terms of the Merger Agreement, WMK will pay an aggregate amount of $23.5 million for the shares of Common Stock issued and outstanding immediately prior to the consummation of the Merger. Upon consummation of the Merger, each outstanding share of Common Stock, other than shares held in treasury, will automatically be converted into the right to receive $0.0233 in cash, without interest. Because the Merger Consideration will be paid in cash, you will receive no equity interest in WMK, and after the Effective Time you will have no equity interest in the Company.

The Merger

Upon the terms and subject to the conditions provided in the Merger Agreement, and in accordance with Florida law, at the Effective Time, Merger Sub will merge with and into the Company, with the Company being the surviving corporation and continuing as a wholly-owned subsidiary of WMK. At the Effective Time, all shares (other than Dissenting Shares) will, without further action, automatically be canceled and will cease to exist and each share will be automatically converted into the right for the shareholder holding such share to receive $0.0233 of the Merger Consideration, in cash, without interest.

Following the Merger all of our outstanding shares will be wholly owned by WMK and the separate corporate existence of Merger Sub will cease. We sometimes refer to the company existing following the Effective Time as the surviving corporation. At the Effective Time, (i) the articles of incorporation of Merger Sub will be the articles of incorporation of the surviving corporation, except that the name of the surviving corporation will be changed to the name of the Company; (ii) the bylaws of Merger Sub will become the bylaws of the surviving corporation; and (iii) the directors and officers of Merger Sub immediately prior to the Effective Time will become the directors and officers, respectively, of the surviving corporation.

Merger Consideration

In consideration of the Merger, WMK will pay an aggregate amount for the shares equal to $23,500,000 (the “Merger Consideration”).  At the Effective Time, each share issued and outstanding immediately prior to the Effective Time (other than shares of treasury stock and any Dissenting Shares which have been perfected in accordance with Section 607.1323 of the FBCA) will be converted automatically into the right for the shareholder holding such share to receive $0.0233 of the Merger Consideration, in cash, without interest.

Payment of Merger Consideration

At the closing, WMK will pay the Merger Consideration, less the portion allocated to Dissenting Shares, by wire transfer of immediately available funds to an account as designated by Exchange Agent.  The funds in this account may be invested by the Exchange Agent in direct obligations of the United States, commercial paper rated of the highest quality by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation or certificates of deposit, bank repurchase agreements or bankers’ acceptances of a commercial bank with at least $100 million in assets and the deposits of which are insured by the Federal Deposit Insurance Corporation.

As soon as practicable after the Effective Time, the Company will mail to each shareholder a letter of transmittal specifying the delivery of the consideration to be paid to such shareholder under the Merger Agreement upon delivery by the shareholder of such shareholder’s stock certificates, if the shares of stock are certificated, or upon the transfer of the shares to Exchange Agent, if the shares are held in book entry, and instructions for surrendering or transferring such shares. You will complete and sign the letter of transmittal and return it, and the stock certificates you hold, to the Exchange Agent.  Upon receipt of the completed and signed letter of transmittal and the receipt of the stock certificates or confirmation of the transfer of shares held in book-entry, you will be entitled to receive that portion of the Merger Consideration payable to you pursuant to the Merger Agreement, in cash and without interest.  The Exchange Agent will make such payment to you after its receipt of the requisite deliveries from you.

If your stock certificate has been lost, stolen or destroyed, you may receive the Merger Consideration upon your making of an affidavit that your certificate has been lost, stolen, defaced or destroyed, and your execution and delivery of a bond of indemnity and requirement that such holders pay any applicable Exchange Agent fees relating thereto.

None of the Company, WMK or the surviving corporation will be liable to any person for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar law.

After the Effective Time, there will be no further transfers on the stock transfer books of the Company.

Please do not send your stock certificates to us or any other party at this time. You will receive instructions for surrendering your certificates with a letter of transmittal after the Effective Time.

Required Withholding

Any of the Company, WMK, the surviving corporation or the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable to you pursuant to the Merger Agreement such amounts as it is required to deduct and withhold with respect to the making of such payments under the Internal Revenue Code, or any provision of any applicable law.  To the extent that amounts are withheld, such withheld amounts will be treated as having been paid in accordance with the Merger Agreement and such amounts will be delivered by the Company, WMK, the surviving corporation or the Exchange Agent to the applicable taxing authority.

Dissenting Shares

If you hold shares and are entitled to demand, and properly demand, appraisal for such shares, your shares  will not be converted into a right to receive Merger Consideration.  Instead, you will be entitled to receive payment of the fair cash value of your Dissenting Shares in accordance with the provisions of Section 607.1302 of the FBCA.  If you fail to perfect or otherwise withdraw, in accordance with Section 607.1323 of the FBCA, or waive or lose your rights to appraisal of your shares under Section 607.1323 of the FBCA, your shares will be deemed to have been converted into the right to receive the applicable portion of the Merger Consideration to which you would otherwise be entitled to under Merger Agreement.  We are required to notify WMK if we receive any notice of demand for appraisal of any shares, withdrawals of such demand or any other instrument served pursuant to the FBCA.  WMK will have the opportunity to participate in any proceedings with respect to demands for appraisal under the FBCA.  Under the Merger Agreement, we may not may make any payment with respect to, or settle or offer to settle, any demands for appraisal without the prior consent of WMK.

Representations and Warranties

Representations and Warranties of the Company

In the Merger Agreement, we have made certain representations and warranties to WMK and Merger Sub with respect to, among other matters:

•	our corporate organization, authority and power to conduct our business;

•	our and our subsidiaries’ capitalization;

•	the existence of any voting agreements;

•	any outstanding rights of any other person with respect to our equity interests and any obligations we have to repurchase or redeem any of our equity interests held by another person;

•	our power and authority to consummate the Merger;

•	absence of any required approval or authorizations of or filings with and government agency in connection with the execution and delivery by us of the Merger Agreement;

•

conflicts with our governing documents, material contracts, judgments and laws resulting from the execution and delivery by us of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•	the accuracy of the financial statements filed with the SEC and compliance of our financial statements with SEC rules and GAAP;

•	the sufficiency and adequacy of our system of internal control over financial reporting;

•	absence of certain undisclosed liabilities;

•	absence of a material adverse effect (as defined below) since December 31, 2014 and absence of certain other changes or events;

•	filing of tax returns, payment of taxes and certain other tax matters;

•	labor and employment matters;

•	employee benefits plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended;

•	compliance with laws and possession of necessary permits, registrations and licenses;

•	accuracy of SEC filings;

•	ownership of or leasehold interests in real and personal properties;

•	ownership and use of intellectual property;

•	material contracts;

•	absence of litigation;

•	lack of brokers;

•	insurance policies;

•	compliance with environmental laws;

•	absence of transactions between us and our affiliates or related persons; and

•	major customers and major vendors.

Representations and Warranties of WMK and Merger Sub

WMK and Merger Sub have made certain representations and warranties to us with respect to, among other matters:

•	the corporate organization, authority and power to conduct business of WMK and Merger Sub;

•	the corporate power and authority of WMK and Merger Sub to consummate the Merger;

•

absence of conflicts with WMK’s and Merger Sub’s governing documents, material contracts, judgments and laws resulting from the execution and delivery by WMK and Merger Sub of the Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby;

•	absence of required approvals and authorizations of or filings with or permits from government agencies in connection with the execution, delivery and performance of the Merger Agreement;

•	lack of brokers; and

•

the accuracy of the terms sheets delivered to us with respect to financing available to WMK sufficient to pay the Merger Consideration and all of the Company’s indebtedness which is to be retired or repaid at closing.

Required Shareholder Approval

We were required to provide WMK with evidence that the holders of a majority of our outstanding Common Stock, in accordance with FBCA and our governing documents, approved the Merger Agreement.  We delivered evidence of such approval to WMK on August 14, 2015.  For additional information, see “Required Shareholder Approval.”

Conditions to the Completion of the Merger

Our obligations to effect the Merger are subject to satisfaction or waiver at or prior to the consummation of the Merger of, among other things, the following additional conditions:

•	we have obtained evidence that the Merger Agreement has been adopted by at least a majority of the shareholders of the Company in accordance with the FBCA and the Company’s governing documents;

•

all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental authority necessary for the consummation of the Merger have been obtained or made;

•

no temporary restraining order, preliminary or permanent injunction or other order has been issued by any governmental authority and no law or legal restraint or prohibition preventing the consummation of the Merger is in effect;

•

the representations and warranties of WMK and Merger Sub are true and correct at closing and WMK and Merger Sub have performed in all material respects all of the covenants and agreements required by the Merger Agreement to be performed by WMK or Merger Sub prior to the closing;

•

WMK has furnished to us evidence that the Merger Consideration is fully-funded in immediately available funds and such financing sources are ready, willing and able to repay in full or refinance the Company’s indebtedness; and

•	we have has received from WMK certain certificates required in the Merger Agreement.

The obligations of WMK and Merger Sub to consummate the Merger are subject to the satisfaction or waiver on or prior to the date of closing of the following conditions:

•

we have obtained and delivered evidence to WMK that the Merger Agreement has been adopted by at least a majority of the shareholders of the Company in accordance with the FBCA and the Company’s governing documents;

•	no more than 10% of the shares of Common Stock are Dissenting Shares;

•

all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental authority necessary for the consummation of the Merger have been obtained or made;

•

no temporary restraining order, preliminary or permanent injunction or other order has been issued by any governmental authority and no law or legal restraint or prohibition preventing the consummation of the Merger is in effect;

•

our representations and warranties are true and correct at closing and we have performed in all material respects all of the covenants and agreements required by the Merger Agreement to be performed by us prior to the closing;

•	since the date of Merger Agreement, a material adverse effect has not occurred; and

•	WMK has received from us certain certificates required in the Merger Agreement.

Conduct of Business Prior to Closing

During the period between the execution of the Merger Agreement and the closing (or earlier termination of the Merger Agreement), we are required to (i) operate in the ordinary course of business consistent with past practice and (ii) use its commercially reasonable efforts to preserve the present business operations, organization and goodwill of the Company and its subsidiaries and preserve present relationships with customers and vendors of the Company and its subsidiaries.  In addition, prior to closing, we and our subsidiaries may not:

•	effect any recapitalization, reclassification, stock dividend, stock split or like change in our capitalization;

•

issue, deliver or sell, pledge, dispose of or otherwise encumber any shares of capital stock or other securities or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities;

•

declare, set aside, establish a record date for, make or pay any dividend or other distribution in respect of the capital stock or other securities, or repurchase, redeem or otherwise acquire or offer to acquire any outstanding shares of the capital stock or other securities;

•	amend our governing documents;

•	enter into or modify, or permit any of our subsidiaries to enter into or modify, any contract with any affiliates;

•	dissolve or liquidate or initiate proceedings to do the same;

•

create, assume, or incur any funded indebtedness or guarantee any such indebtedness, other than indebtedness and guarantees between us and our Subsidiaries or between any of our subsidiaries and indebtedness that will be repaid on or before the closing date;

•

sell, lease, license, assign, transfer, convey or otherwise dispose of our properties or assets or the properties or assets of our subsidiaries having an aggregate value in excess of $50,000, other than for fair value in the ordinary course of business;

•

purchase any other business or person (whether by merger, consolidation, share exchange, business combination, recapitalization, asset or equity acquisition, customer contract purchase, division purchase or otherwise) or enter into any transaction for or acquire any assets (other than inventory in the ordinary course of business), rights, business, securities or other properties of any other person;

•	enter into any commitment for capital expenditures in excess of $50,000 for any individual commitment and $150,000 for all commitments in the aggregate;

•

prepare or file any tax return materially inconsistent with our past practice; take any position or adopt any method on any tax return that is materially inconsistent with positions we have taken or methods we have used in preparing or filing similar tax returns in prior periods;

•	make, change or rescind any tax election;

•	adopt or change any accounting method with respect to taxes;

•	file any amended tax return;

•	enter into any closing agreement; settle or compromise any actions or proceedings relating to taxes;

•	surrender any right to claim a refund of taxes;

•	consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

•

effectuate a “plant closing” or a “mass layoff” (as defined in the WARN Act or similar state law) affecting any single site of employment or one or more facilities or operating units within any single site of employment;

•	increase, or accelerate the payment of, or the compensation payable to, its present or former directors, officers or employees, other than as may be required by the terms of any employment agreement;

•

loan or advance any money or other property to, or make any guarantees of money for the benefit of, any of its present or former directors, officers or employees (other than advances to employees for business expenses incurred in the ordinary course of business);

•	grant any severance or termination pay to any of its present or former directors, officers or management employees;

•

make or grant any increase in any employee benefit plan or arrangement, or amend or terminate any existing employee benefit plan or arrangement or severance agreement (except in the ordinary course of business consistent with past practice);

•	grant or make commitments to grant in the future, any equity or equity-based awards;

•

establish, adopt, enter into, amend in any material respect or terminate any benefit plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a benefit plan if it were in existence as of the date of Merger Agreement;

•	hire any management employee or voluntarily terminate any management employee, except for cause;

•	make any change to accounting policies or procedures (other than actions required to be taken by GAAP);

•

enter into, modify in any material respect or terminate any labor or collective bargaining agreement or, through negotiations or otherwise, make any commitment or incur any liability to any labor organizations;

•	cancel or compromise any material debt or claim or waive or release any material right, except in the ordinary course of business;

•	settle, release, waive or compromise any pending or threatened suit, action, proceeding or investigation; or

•	amend or modify in any material respect, or terminate any material contract.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Merger by the mutual written consent of WMK, Merger Sub and the Company.  Either WMK or the Company may terminate the Merger Agreement if a court of competent jurisdiction or other governmental authority has issued a nonappealable final order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger by giving written notice to the other party.

WMK may terminate Merger Agreement if:

•

the Merger Agreement has not been adopted by at least a majority of the shareholders of the Company in accordance with the FBCA and the Company’s governing documents by the third business day after the date on which the Company was required to deliver evidence of such approval;

•	if the closing of the Merger has not occurred on or before November 30, 2015, unless the failure of the Merger to be consummated by such date is the result of WMK’s breach of the Merger Agreement;

•	more than 10% of the shares of Common Stock of the Company are represented by persons who have elected their dissenters’ rights; or

•

the Company has failed to comply in all material respects with the covenants or agreements contained in the Merger Agreement to be complied with or performed by the Company and such failure is incapable of being cured by November 30, 2015, or if curable, is not cured or satisfied within 30 days after the receipt of notice thereof.

The Company may terminate Merger Agreement if:

•

the closing of the Merger has not occurred on or before November 30, 2015, unless the failure of the Merger to be consummated by such date is the result of the Company’s breach of the Merger Agreement;

•

all of the conditions to closing contained in the Merger Agreement have been satisfied, the Company has given notice to WMK in writing that it is prepared to consummate the Merger and WMK and Merger Sub fail to consummate the Merger by the third business day after the closing should have occurred pursuant to the Merger Agreement; or

•

WMK or Merger Sub have failed to comply in all material respects with the covenants or agreements contained in the Merger Agreement to be complied with or performed by WMK or Merger Sub and such failure is incapable of being cured by November 30, 2015, or if curable, is not cured or satisfied within 30 days after the receipt of notice thereof.

Termination Fee

If the Company terminates the Merger Agreement because the Company has given notice to WMK in writing that it is prepared to consummate the Merger and WMK and Merger Sub fail to consummate the Merger by the third business day after the closing should have occurred pursuant to the Merger Agreement; then the Company’s sole and exclusive remedy is to receive a termination fee equal to $940,000.  If the Company terminates the Merger Agreement because WMK or Merger Sub have failed to comply in all material respects with the covenants or agreements contained in the Merger Agreement to be complied with or performed by WMK or Merger Sub and such failure is incapable of being cured by November 30, 2015, or if curable, is not cured or satisfied within 30 days after the receipt of notice thereof, then the Company’s sole and exclusive remedy is monetary damages not to exceed $940,000.

Indemnification of Directors and Officers

WMK has agreed to cause the surviving corporation to indemnify and hold harmless each of the present and former directors and officers of the Company and its subsidiaries, in their capacities as such, from and against all damages, costs and expenses actually incurred or suffered in connection with any threatened or pending action, suit or proceeding at law or in equity by any person or any arbitration or administrative or other proceeding relating to the business of the Company or its subsidiaries, the consummation of the Merger (including any claim in respect of Dissenting Shares) or the status of such individual as a director or officer prior to the closing, to the fullest extent permitted by any applicable law.  WMK has agreed to guarantee unconditionally the obligations of the surviving corporation with respect to such indemnification obligation and agrees not to amend or modify the Company’s governing documents or its subsidiaries with respect to any indemnification provision. These indemnification obligations will continue for a period of six years following the closing and are intended to benefit each director or officer of the Company and its subsidiaries who has held such capacity on or prior to the closing date and is entitled to indemnification pursuant to the Company’s governing documents or its subsidiaries.

Specific Performance

The parties agree that, in the event the provisions of the Merger Agreement are not performed in accordance with their specified terms, irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur. The parties agree that they are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions in addition to any other remedy to which they are entitled at law or in equity.  The parties agree not to oppose the granting of an injunction, specific performance and other equitable relief on the basis that other parties have an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

No Solicitation of Other Offers

We, our subsidiaries and our affiliates, shareholders, directors, officers, employees, representatives or agents are not permitted to, directly or indirectly:

•

discuss, negotiate, undertake, initiate, authorize, assist, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any capital stock or other ownership interest in the Company;

•

facilitate, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any capital stock or other ownership interest in the Company;

•

furnish or cause to be furnished to any person, any information concerning the business, operations, properties or assets of the Company in connection with any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any capital stock or other ownership interest in the Company; or

•	otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

Additional Covenants and Agreements

Access

Prior to closing, WMK and its representatives are entitled to make such investigation of our properties, businesses and operations and such examination of our books and records as it reasonably requests and to make extracts and copies of such books and records at its own expense.  We will use reasonable efforts to cause the our officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate with WMK and its representatives in connection with such investigation and examination.  WMK and its representatives will use their reasonable efforts to minimize any disruption to the business.

Satisfaction of Closing Conditions.

Prior to closing, the Company, WMK and Merger Sub will use commercially reasonable efforts to take all actions and to do all things necessary under the terms of the Merger Agreement or under applicable law to satisfy the conditions to closing set forth above in “Merger Agreement—Conditions to Closing” and to consummate the Merger.  In addition, we will use commercially reasonable efforts to obtain the consent of any party that is required to be obtained in connection with the Merger.

Pre-Closing Publicity

Prior to closing, any public disclosures or announcements relating to the Merger Agreement or the Merger will be made only as may be agreed upon by the Company and WMK, except where such disclosure is required by law.

Expenses

WMK will pay all fees and expenses it or Merger Sub or their respective representatives incur in connection with the Merger and we will pay all fees and expenses we or our representatives incur in connection with the Merger.

Specific Performance

The parties agree that, in the event the provisions of the Merger Agreement are not performed in accordance with their specified terms, irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur. The parties agree that they are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions in addition to any other remedy to which they are entitled at law or in equity.  The parties agree not to oppose the granting of an injunction, specific performance and other equitable relief on the basis that other parties have an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

Governing Law

The Merger Agreement is governed by and construed in accordance with the laws of the State of Florida, without regard to its choice-of-laws or conflicts-of-laws provisions.

REQUIRED SHAREHOLDER APPROVAL FOR THE MERGER

The adoption of the Merger Agreement by the shareholders of the Company required the affirmative vote of a majority of the votes cast by the holders of outstanding shares of Common Stock entitled to vote thereon, or the written consent in favor of adopting the Merger Agreement of the majority of holders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting.

HASCO Holdings, LLC, a Texas limited liability company (“HASCO Holdings”), owns 645,557,142 shares of Common Stock, or approximately 64.4% of the issued and outstanding shares of Common Stock.  On August 14, 2015, HASCO Holdings delivered a Written Consent adopting the Merger Agreement and the transactions contemplated thereby, including the Merger.  As a result, no further action by any shareholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement or the transactions contemplated thereby, including the Merger.  The Company will not be soliciting your vote for the adoption of the Merger Agreement and will not call a shareholders’ meeting for purposes of voting on the adoption of the Merger Agreement. No action by the shareholders of WMK is required to complete the Merger.

When actions are taken by written consent of less than all of the shareholders entitled to vote on a matter, Section 607.0704 of the FBCA requires notice of the action to those shareholders who were entitled to vote thereon and did not consent. This Information Statement and the notice attached hereto constitute notice to you of action by written consent as required by the FBCA.

APPRAISAL RIGHTS

Our shareholders are entitled to dissenters’ rights under the FBCA in connection with the Merger Agreement. A copy of Subchapter H, “Rights of Dissenting Owners” of the FBCA is included as Annex D to this Information Statement.

The following discussion is a summary of the law relating to appraisal rights available under the FBCA. This description is qualified in its entirety by the full text of the relevant provisions of the FBCA, which are reprinted in their entirety as Annex D to this Information Statement. If you desire to exercise appraisal rights, you should review carefully the Florida Business Corporation Act and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Under Florida law, each shareholder of the Company entitled to vote on the merger who strictly complies with the procedures set forth in Sections 607.1301 through 607.1333 of the Florida Business Corporation Act relating to appraisal rights is entitled to receive in cash the “fair value” of his or her shares of the Common Stock. “Fair value” means the value of the corporation’s shares as determined immediately before the Merger is effective, but excluding any appreciation or depreciation in anticipation of the merger (unless such exclusion would be inequitable to the Company and its shareholders). To perfect appraisal rights, a shareholder must comply strictly with the procedures set forth in Sections 607.1301 through 607.1333 of the Florida Business Corporation Act. Failure to follow these procedures will result in a termination or waiver of the shareholder’s appraisal rights.

To assert appraisal rights, a holder of record of the Common Stock must not vote in favor of the Merger Agreement and must provide written notice to the Company before the vote on the Merger Agreement is taken at the special meeting indicating that such shareholder intends to demand payment if the merger is effectuated. Simply not voting for the merger, abstaining, or voting against the Merger Agreement does not satisfy the requirement to give notice. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to HASCO Medical, Inc., 16800 Dallas Parkway, Suite 200, Dallas, Texas 75248 (attention: Chief Financial Officer).  All such notices must be signed in the same manner as the shares are registered on the books of the Company. If a shareholder has not provided written notice of intent to demand fair value before the vote is taken at the special meeting, the shareholder will be deemed to have waived his or her appraisal rights.

A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but that are owned by one or more beneficial shareholders, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify the Company in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the shareholder only if the shareholder submits to the Company the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal notice as the due date to execute and return the form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

Within 10 days after the date of Effective Time, the surviving corporation will provide each former shareholder of the Company who has voted against the Merger and properly provided a notice of intent to demand payment of fair value a written appraisal notice and form, which will indicate the surviving corporation’s estimate of the fair value of the Common Stock, contain an offer by the surviving corporation to pay the shareholder this estimate of fair value, and be accompanied by a copy of the Company’s financial statements and a copy of Sections 607.1301 through 607.1333 of the Florida Business Corporation Act. The appraisal notice will provide that a shareholder may obtain information on the number of shareholders who return the appraisal form and the number of shares owned by those shareholders. It will also indicate the date by which the surviving corporation must be notified if a shareholder wishes to withdraw from the appraisal process.

A shareholder asserting appraisal rights must execute and return the form to the surviving corporation, and deposit the shareholder’s certificates in accordance with the terms of the notice, before the date specified in the appraisal notice, which will not be fewer than 40 or more than 60 days after the appraisal notice and form were sent to the shareholder. A shareholder who timely returns the form and deposits shares in accordance with the appraisal notice has no further rights as a shareholder, but only has the right to receive “fair value” for the shares in accordance with the appraisal procedures, unless the appraisal demand is withdrawn.

A shareholder who does not execute and return the form and deposit his or her certificates by the date set forth in the appraisal notice will no longer be entitled to appraisal rights, will be bound by the terms of the Merger Agreement, and will receive the merger consideration consisting of the right to receive cash. A shareholder who complies with the terms of the notice but wishes to withdraw from the appraisal process may do so by notifying the surviving corporation in writing no more than 20 days after the date set forth in the appraisal notice as the due date to execute and return the form. A shareholder who fails to withdraw from the appraisal process in a timely manner may not thereafter withdraw without the surviving corporation’s written consent.

If a shareholder timely accepts the offer to pay the fair value of the shares as set forth in the appraisal notice, payment will be made within 90 days after the surviving corporation receives the form from the shareholder. A shareholder who is dissatisfied with the offer must include in his or her returned form, a demand for payment of that shareholder’s estimate of the fair value of the shares plus interest; otherwise the shareholder will be entitled to payment of only the amount offered. Interest is to be calculated at the interest rate on judgments in Florida in effect at the Effective Time. Once the surviving corporation has made payment of an agreed value as described above, the shareholder will cease to have any further appraisal rights in the shares.

If the surviving corporation and the shareholder asserting appraisal rights are unable to agree on the fair value of the shares, under Section 607.1330 of the Florida Business Corporation Act, the surviving corporation will be required to file within 60 days after receipt of the shareholders’ demand, an appraisal action in the appropriate court in Seminole County. The court would be required to determine the fair value of the shares of the Common Stock. If the surviving corporation fails to file such proceeding within 60 days, any shareholder asserting appraisal rights may do so in the name of the surviving corporation. All shareholders asserting appraisal rights, except for those that have agreed upon a value with the surviving corporation, are deemed to be parties to the proceeding. In such a proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The surviving corporation would be required to pay each shareholder asserting appraisal rights the amount found to be due within ten days after final determination of the proceedings. At the court’s discretion, the judgment may include interest at a rate determined by the court. Upon payment of this judgment, the shareholder would cease to have any further appraisal rights with respect to his or her shares of Common Stock.

The court in any appraisal proceeding will determine the costs and expenses (including attorneys’ and experts’ fees) of any appraisal proceeding and such costs and expenses will be assessed against the surviving corporation. However, all or any part of such costs and expenses (including attorneys’ and experts’ fees) may be apportioned and assessed against all or some of the shareholders that request an appraisal, in such amount as the court deems equitable, if the court determines that the shareholders acted arbitrarily or not in good faith with respect to the shareholders’ appraisal rights. If the court finds that counsel for one shareholder substantially benefited other shareholders, and attorneys’ fees should not be assessed against the corporation, the court may award counsel fees to be paid out of the amounts awarded to benefited shareholders.

You must do all of the things described in this section and as set forth in Sections 607.1301 through 607.1333 of the Florida Business Corporation Act in order to preserve your appraisal rights and to receive the fair value of your shares in cash (as determined in accordance with those provisions). If you do not follow each of the steps as described above, you will have no right to receive cash for your shares as provided for appraisal rights by the Florida Business Corporation Act. In view of the complexity of these provisions of Florida law, shareholders of the Company who are considering exercising their appraisal rights should consult their legal advisors.

MARKET PRICE OF OUR COMMON STOCK AND DIVIDEND POLICY

General

Our Articles of Incorporation provide that we may issue up to  3,000,000 shares of preferred stock, $0.001 par value per share, and 2,000,000,000 shares of Common Stock, $0.001 par value per share. As of August 13, 2015, there were 1,007,781,161 shares of Common Stock and no shares of preferred stock issued and outstanding.

Principal Trading Market; High and Low Sales Prices

Our Common Stock is listed for trading on the OTCQB under the symbol “HASC.QB”. The closing price of our Common Stock on the OTCQB, on August 13, 2015, the last trading day prior to public announcement of the execution of the Merger Agreement, was $0.0250 per share. On August 28, 2015, the most recent practicable date before this Information Statement was mailed to our shareholders, the closing price of our Common Stock on the OTCQB was $0.0215 per share. You are encouraged to obtain current market quotations for our Common Stock.

The following table sets forth, for the fiscal quarters indicated, the high and low closing price per share, as reported on the OTCQB, for our Common Stock.

Period	High	Low
2013
First quarter	$0.02	$0.01
Second quarter	0.02	0.01
Third quarter	0.05	0.01
Fourth quarter	0.04	0.02
2014
First quarter	$0.03	$0.02
Second quarter	0.02	0.01
Third quarter	0.04	0.02
Fourth quarter	0.03	0.02
2015
First quarter	$0.02	$0.01
Second quarter	0.03	0.02
Third quarter (through August 28, 2015)	0.03	0.02

Following the Merger there will be no further market for the Common Stock and our Common Stock will be delisted from the OTCQB and deregistered under the Exchange Act.

Dividends

We have not paid any dividends on our Common Stock. The terms of the Merger Agreement do not allow us to declare or pay any dividend  between the date of the Merger Agreement and the earlier of the consummation of the Merger or the termination of the Merger Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At August 13, 2015, we had 1,007,781,161 shares of our Common Stock issued and outstanding.  The following table sets forth information regarding the beneficial ownership of our Common Stock as of August 13, 2015 by: (i) each person known by us to be the beneficial owner of more than 5% of our Common Stock; (ii) each of our directors; (iii) each of our executive officers named in the compensation tables of our annual report on Form 10-K (“named executive officers); and (iv) our named executive officers and directors as a group.

Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the shareholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each shareholder listed in the table is c/o HASCO Medical, Inc., 16800 Dallas Parkway, Suite 200, Dallas, Texas 75248.

Name, Title and Address of Beneficial Owner	No. of shares Beneficially Owned (1)	Percent of Class
5% Owners
Mark Lore	171,944,450	17.06
HASCO Holdings, LLC	645,557,142	64.16
Scott Compton (2)	216,519,047	21.48

Named Executive Officers and Directors
Hal Compton, Sr., Chairman of the Board (2)	257,615,014	25.56
Hal Compton, Jr. Director and Chief Executive Officer (2)	219,624,310	21.79
Barry McCook, Director	2,479,352.25
Bill Marginson, Director	1,357,079.13
Shane Jorgenson, Chief Financial Officer	1,583,333.16
Alfredo Ollivierre III, Chief Operating Officer	4,552,633.45

All directors and executives as a group (6 persons)	487,211,721	48.34

______

(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.  Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2)

Includes shares of Common Stock owned by HASCO Holdings, our largest shareholder.  HASCO Holdings is a Texas limited liability company of which Hal Compton Sr., Hal Compton, Jr. and Scott Compton are each managers and each own 33.3% of the outstanding membership interests.

COSTS OF THE INFORMATION STATEMENT

We are mailing this Information Statement and will bear the costs associated with such mailing. We are not making any solicitations. We will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending the Information Statement to beneficial owners of our Common Stock.

DELIVERY OF PROXY MATERIAL TO HOUSEHOLDS

“Householding” is a program, approved by the SEC, that allows companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements, information statements and annual reports by delivering only one package of shareholder proxy material to any household at which two or more shareholders reside. If you and other residents at your mailing address own shares of our Common Stock in “street name,” your broker or bank may have notified you that your household will receive only one copy of such materials. Once you have received notice from your broker that they will be “householding” materials to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate information statement, or if you are receiving multiple copies of the information statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account. If you hold shares of our Common Stock in your own name as a holder of record, “householding” will not apply to your shares.

WHERE YOU CAN FIND MORE INFORMATION

We file our proxy statements, information statements, annual reports and other information with the SEC under the Exchange Act. You can inspect and obtain a copy of our information statement and other information filed with the SEC at the offices of the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. EST. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov/ where you can obtain most of our SEC filings. We also make available, free of charge, on our website at www.hascomed.com, our annual, quarterly and current reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after they are filed electronically with the SEC.

Annex A

Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

AMONG

WMK, INC.

(“Buyer”)

AND

WMK ACQUISITION, INC.

(“Merger Sub”)

AND

HASCO MEDICAL, INC.

(the “Company”)

August 14, 2015

A-i

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF BUYER	21

5.1	Organization; Authorization.	21
5.2	Execution and Delivery; Enforceability.	21
5.3	Noncontravention.	21
5.4	Brokerage.	22
5.5	Financing.	22

ARTICLE 6	CONDITIONS PRECEDENT	22

6.1	Conditions to Buyer’s and Merger Sub’s Obligations.	22
6.2	Conditions to the Company’s Obligations.	23

ARTICLE 7	ADDITIONAL COVENANTS AND AGREEMENTS	24

7.1	Pre-Closing Covenants and Agreements.	24
7.2	Miscellaneous Covenants.	29
7.3	No Shop.	31
7.4	Labor Relations	31

ARTICLE 8	TERMINATION	31

8.1	Termination by Mutual Consent.	31
8.2	Unilateral Termination.	31
8.3	Effect of Termination.	33
8.4	Fees and Expenses.	33

ARTICLE 9	CERTAIN DEFINITIONS	34

ARTICLE 10	CONSTRUCTION; MISCELLANEOUS PROVISIONS	40

10.1	Notices.	40
10.2	Entire Agreement.	41
10.3	Modification.	42
10.4	Jurisdiction and Venue; Waiver of Trial by Jury.	42
10.5	Specific Performance.	42
10.6	Binding Effect.	43
10.7	Headings.	43
10.8	Number and Gender; Inclusion.	43
10.9	Counterparts.	43
10.10	Third Parties.	43
10.11	Disclosure Letter and Exhibits.	43
10.12	Time Periods.	43
10.13	Construction.	44
10.14	Governing Law.	44
10.15	Severability	44

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is entered into as of the 14th day of August, 2015, among WMK, Inc., an Ohio corporation (“Buyer”), WMK Acquisition, Inc., a Florida corporation (“Merger Sub”) and HASCO Medical, Inc., a Florida corporation (the “Company”).

RECITALS:

A.        WHEREAS, the Board of Directors of each of Buyer, Merger Sub and the Company has approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Buyer upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporations Act (the “FBCA”).

B.        WHEREAS, the Board of Directors of each of Buyer and the Company has determined that the Merger is in furtherance of, and consistent with, their respective business strategies and is in the best interest of their respective stockholders, and Buyer has approved this Agreement and the Merger as the sole stockholder of Merger Sub.

C.        WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding Shares (as hereafter defined) shall be converted into the right to receive the Merger Consideration (as hereafter defined) as provided herein.

D.        WHEREAS, the Company’s Board of Directors has received the opinion of its financial advisor to the effect that, as of the date hereof, the consideration to be received by the stockholders of the Company pursuant to the Merger is fair from a financial point of view to such stockholders.

Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, Buyer, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

Definitions

1.1       Definitions.  Certain terms used in this Agreement shall have the meanings set forth in Article 9, or elsewhere herein as indicated in Article 9.

ARTICLE 2

The Merger

2.1       The Merger.

2.1.1    Merger.  Upon the terms and subject to the conditions hereof, and in accordance with the FBCA, at the Effective Time, Merger Sub shall be merged with and into the

Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

2.1.2    Effect of the Merger.      At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the FBCA.  Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub.

2.2       Closing; Effective Time.  Subject to the provisions of Article 6, the closing of the Merger (the “Closing”) shall take place at the offices of Calfee, Halter & Griswold LLP in Cleveland, Ohio, as soon as practicable, but in no event later than 10:00 a.m. Eastern Standard Time on the third (3rd) Business Day after the date on which each of the conditions set forth in Article 6 have been satisfied or waived (other than those conditions that are to be satisfied by actions taken at the Closing but subject to the satisfaction or waiver of those conditions at such time), or at such other place, at such other time or on such other date as Buyer, Merger Sub and the Company may mutually agree; provided, however, that notwithstanding the foregoing, Buyer shall be permitted to delay the Closing until no later than November 30, 2015.  The date of the Closing is referred to herein as the “Closing Date.”  At the Closing, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Florida in the form required by and executed in accordance with the applicable provisions of the FBCA.  The Merger shall become effective as of the date and time of such filing or such other time after such filing as Merger Sub and the Company shall agree and set forth in the Certificate of Merger (the “Effective Time”).

2.3       Articles of Incorporation; Bylaws; Directors and Officers.

2.3.1    Articles of Incorporation.  At the Effective Time, and without any further action on the part of the Company or Merger Sub, the Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall at the Effective Time be changed to the name of the Company.

2.3.2    Bylaws.  At the Effective Time, and without any further action on the part of the Company or Merger Sub, the Bylaws of Merger Sub shall become the Bylaws of the Surviving Corporation.

2.3.3    Directors and Officers.  At the Effective Time, and without any further action on the part of the Company or Merger Sub, the directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers, respectively, of the Surviving Corporation.

ARTICLE 3

Merger Consideration; Effect on Capital Stock; Exchange of Certificates

3.1       Merger Consideration.  In consideration of the Merger, and subject to the terms and conditions contained herein, Buyer shall pay an aggregate amount (the “Merger

Consideration”) for the Shares equal to (subject to adjustment as set forth in this Article 3) Twenty Three Million Five Hundred Thousand Dollars ($23,500,000).

3.2       Payment of Merger Consideration.  Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall pay the Merger Consideration, less the portion thereof otherwise allocable in accordance with Section 3.3.5 to Dissenting Shares, by wire transfer of immediately available funds to the Exchange Agent to an account as directed by the Exchange Agent prior to the Closing (the “Exchange Agent Account”).  Funds in the Exchange Agent Account may be invested by the Exchange Agent only in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation or certificates of deposit, bank repurchase agreements or bankers’ acceptances of a commercial bank, the deposits of which are insured by the Federal Deposit Insurance Corporation, such commercial bank having at least $100,000,000 in assets or in money market funds which are invested in the foregoing investments, and any net earnings with respect thereto shall be paid to Buyer.  The funds in the Exchange Agent Account shall not be used for any other purpose, except as provided in this Agreement.

3.3       Effect on Capital Stock.

3.3.1    Company Stock; Exchange Procedures.

(a)        Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or any Stockholder, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 3.3.1(c) and any Dissenting Shares which have been perfected in accordance with Section 607.1323 of the FBCA) shall be converted automatically into the right for the Stockholder holding such Share to receive such Stockholder’s Per Share Merger Consideration in accordance with this Agreement.

(b)        Cancellation of Shares.  From and after the Effective Time, all Shares (other than any Shares to be canceled and extinguished pursuant to Section 3.3.1(c) and any Dissenting Shares which have been perfected in accordance with Section 607.1323 of the FBCA) shall, without any further action, automatically be canceled and shall cease to exist, and each Stockholder holding a certificate which previously represented any such Share (a “Company Certificate”) or book-entry shares that immediately prior to the Effective Time represented any such Shares (“Book-Entry Shares”) shall cease to have any rights with respect thereto other than the right to receive such Stockholder’s Per Share Merger Consideration in accordance with this Agreement.

(c)        Treasury Shares.  Immediately prior to the Effective Time, each Share held in the Company’s treasury shall, without any further action, automatically be canceled and extinguished without any conversion thereof or payment therefor.

(d)        Exchange Procedures.  As soon as practicable after the Effective Time, the Company shall mail or cause the Exchange Agent to mail to each Stockholder:

(i) a letter of transmittal (the “Stockholder Letter of Transmittal”), which shall specify that the delivery of the consideration to be paid to such Stockholder under this Agreement shall only be effected upon delivery of the applicable Company Certificate(s) or the transfer of the applicable Book-Entry Shares to the Exchange Agent (or such other documentation as provided in Section 3.3.1(e)), and (ii) instructions for effecting the surrender of each Company Certificate or the transfer of the applicable Book-Entry Shares to the Exchange Agent (or such other documentation as provided in Section 3.3.1(e)) in exchange for the amount to be paid to such Stockholder pursuant to this Agreement.  Upon receipt by the Exchange Agent of a Company Certificate or the transfer of the applicable Book-Entry Shares to the Exchange Agent (or the delivery of such other documentation as provided in Section 3.3.1(e)) together with such Stockholder Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, Exchange Agent shall deliver same to the Buyer and the Company, and the Stockholder surrendering the Company Certificate or transferring of the Book-Entry Shares shall be entitled to receive in exchange therefor the portion of the Merger Consideration payable to such Stockholder pursuant to this Agreement, without interest thereon.  The Exchange Agent shall make such payments to each other Stockholder, within five (5) Business Days after the receipt by the Exchange Agent of the requisite deliveries from such Stockholder.

(e)        Lost, Stolen or Destroyed Company Certificates.  If any Company Certificate shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and (ii) the execution and delivery by such Person of an indemnity agreement in favor of the Surviving Corporation in customary form and substance as reasonably determined by Buyer, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Certificate, the amount of cash, without interest, that such Person would have been entitled to receive pursuant to this Agreement, had such Person surrendered such lost, stolen or destroyed Company Certificate to the Surviving Corporation.

3.3.2    Intentionally omitted.

3.3.3    Merger Sub Stock.  Each common share of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one (1) common share of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

3.3.4    No Liability.  Notwithstanding anything to the contrary in Section 3.3, neither the Company, Buyer nor the Surviving Corporation shall be liable to any Person for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Law.

3.3.5    Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary and to the extent available under Section 607.1302 of the FBCA, Shares that are outstanding immediately prior to the Effective Time and that are held by any Stockholder who is entitled to demand and properly demands the appraisal for such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 607.1323 of the

FBCA shall not be converted into, or represent the right to receive, any Merger Consideration.  Any such Stockholder shall instead be entitled to receive payment of the fair cash value of such Stockholder’s Dissenting Shares in accordance with the provisions of Section 607.1302 of the FBCA; provided, however, that all Dissenting Shares held by any Stockholder who shall have failed to perfect or who otherwise shall have withdrawn, in accordance with Section 607.1323 of the FBCA, or waived or lost such Stockholder’s rights to appraisal of such Shares under Section 607.1323 of the FBCA shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Merger Consideration to which such Stockholder would otherwise be entitled to under this Agreement, without any interest thereon, and Buyer or the Surviving Corporation shall pay such amount to the Exchange Agent (for the benefit of such Stockholder) via wire transfer of immediately available funds to the Exchange Agent Account upon surrender of the Company Certificates that formerly evidenced such Shares in the manner provided in this Agreement.  The Company shall give Buyer (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the FBCA and received by the Company and (ii) the opportunity to participate in any proceedings with respect to demands for appraisal under the FBCA.  Prior to the Effective Time, the Company shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

3.4       Allocation to Stockholders of the Merger Consideration.  The payment by Buyer of the Merger Consideration allocable to the Stockholders into the Exchange Agent Account shall constitute payment by Buyer to each Stockholder and satisfaction of Buyer’s obligation to pay such amount hereunder.  After such payment by Buyer, the Exchange Agent shall be solely responsible for allocating and distributing to each Stockholder such Stockholder’s respective share of the Merger Consideration from the Exchange Agent Account.  The portion of the Merger Consideration allocated to each Stockholder shall be paid and distributed to such Stockholder by the Exchange Agent as provided in the Stockholder Letter of Transmittal.  Nothing in this Section 3.4 is intended or shall be construed to confer on any Stockholder rights against Buyer related to the portion of the Merger Consideration allocated to such Stockholder or the net proceeds received after delivery of same into the Exchange Agent Account.

3.5       Required Withholding.  Notwithstanding anything in this Agreement to the contrary, Buyer, the Company, the Surviving Corporation, or the Exchange Agent, as applicable, shall be entitled to deduct and withhold, as the case may be, from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payments under the Code, or any provision of any Tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid in accordance with this Agreement and such amounts shall be delivered by Buyer, the Company, the Surviving Corporation or the Exchange Agent to the applicable Taxing Authority.

ARTICLE 4

Representations and Warranties Concerning the Company

The Company represents and warrants to Buyer and Merger Sub that:

4.1       Organization and Good Standing; Authority; Enforceability.

4.1.1    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.  Section 4.1.1 of the Disclosure Letter sets forth a true and complete list of all Subsidiaries of the Company, including the name and jurisdiction of organization of each such Subsidiary.  Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  Each of the Acquired Companies has all requisite power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated.  Each of the Acquired Companies is duly qualified or licensed to do business as a foreign entity in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except where the failure to be so qualified or licensed would not have a Material Adverse Effect.  The Company has delivered or made available to Buyer a true, complete and correct copy of the Charter Documents, in effect as of the date hereof, for each of the Acquired Companies.

4.1.2    The Company possesses all requisite legal right, power, authority and capacity (corporate or otherwise) to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by the Company pursuant hereto (collectively, the “Company Ancillary Agreements”), and upon receipt of the Stockholder Approval, to consummate the transactions contemplated herein and therein.  The execution, delivery and performance by the Company of this Agreement and the Company Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.

4.1.3    This Agreement has been, and each Company Ancillary Agreement will upon delivery be, duly executed and delivered by the Company and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (the “Enforceability Exceptions”).

4.2       Capital Stock.

4.2.1    Capital Stock of the Company.  The total number of shares of capital stock of all classes which the Company has the authority to issue is Two Billion Three Million (2,003,000,000) shares, which are classified as Two Billion (2,000,000,000) Common Shares, par value $0.001 per share, and Three Million (3,000,000) Preferred Shares, par value $0.001 per share.  Of such authorized shares, a total of One Billion Seven Million Seven Hundred Eighty One Thousand One Hundred Sixty One (1,007,781,161) Common Shares and zero (0) Preferred

Shares are issued and outstanding (collectively, the “Outstanding Shares”).  All of the Outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and in the case of Outstanding Shares issued on and after June 2009 were issued in compliance with all applicable federal and state securities Laws and any preemptive rights or rights of first refusal of any Person.  Except as set forth in Section 4.2.1 of the Disclosure Letter:  (a) there are no voting trusts, proxies, or other agreements or understandings of which the Company has Knowledge with respect to the voting of any shares of capital stock of the Company to which the Company is a party; (b) there does not exist nor is there outstanding any right or security granted by the Company to, issued by the Company to, or entered into by the Company with, any Person to cause the Company to issue, grant or sell any shares of capital stock of the Company to any Person (including any warrant, stock option, call, preemptive right, convertible or exchangeable obligation, subscription for stock or securities convertible into or exchangeable for stock of the Company, or any other similar right, security, instrument or agreement), and there is no commitment or agreement by the Company to grant or issue any such right or security or make any payment of any amount based on the value of the Company or any Company security; (c) there is no obligation, contingent or otherwise, of the Company to:  (i) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of the Company; or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person (other than the other Acquired Companies); and (d) there are no bonds, debentures, notes or other indebtedness issued by the Company which have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company are entitled to vote.

4.2.2    Capital Stock of the Subsidiaries.  The capital stock of each Subsidiary is as set forth in Section 4.2.2 of the Disclosure Letter.  There are no voting trusts, proxies, or other agreements or understandings to which any Subsidiary is a party with respect to the voting of any shares of capital stock of any Subsidiary.  There does not exist nor is there outstanding any right or security granted by any Subsidiary to, issued by any Subsidiary to, or entered by any Subsidiary into with, any Person to cause such Subsidiary to issue, grant or sell any shares of capital stock of such Subsidiary to any Person (including any warrant, stock option, call, preemptive right, convertible or exchangeable obligation, subscription for stock or securities convertible into or exchangeable for stock of such Subsidiary, or any other similar right, security, instrument or agreement), and there is no commitment or agreement by any Subsidiary to grant or issue any such right or security.  There is no obligation, contingent or otherwise, of any Subsidiary to:  (i) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of such Subsidiary or make any payment of any amount based on the value of such Subsidiary or any capital stock or other equity interests of such Subsidiary; or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other Person (other than the other Acquired Companies).  There are no bonds, debentures, notes or other indebtedness issued by any Subsidiary which have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of such Subsidiary are entitled to vote.  The outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and non-assessable, and all such shares or other equity interests of each Subsidiary are owned by the Company or another Subsidiary as set forth in Section 4.2.2 of the Disclosure

Letter, free and clear of any Liens and have not been issued in violation of any preemptive or similar rights.

4.3       Subsidiaries; Other Ventures.  Except as set forth in Section 4.2.2 of the Disclosure Letter, the Company does not have any Subsidiaries.  Neither the Company nor any of its Subsidiaries owns of record or beneficially any equity interest in any other Person (other than ownership of equity interests in a Subsidiary by the Company or another Subsidiary), nor is any Acquired Company a partner or member of any partnership, limited liability company or joint venture.

4.4       Noncontravention.

4.4.1    Except (i) as set forth in Section 4.4.1 of the Disclosure Letter and (ii) assuming all consents, approvals, authorizations, permits, filings and notifications set forth in Section 4.4.2 of the Disclosure Letter have been obtained or made, neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will:  (x) conflict with or result in a breach (with or without notice or lapse of time, or both) of, or give rise to a right of termination, cancellation, consent, acceleration or modification under, any provisions of the Charter Documents of any Acquired Company; (y) constitute or result in the breach of any term, condition or provision of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to any right of termination, consent, amendment, cancellation, modification or acceleration with respect to, or give rise to any obligation of any Acquired Company to make any payments under, or result in the creation or imposition of a Lien upon any property or assets of any Acquired Company pursuant to, any Material Contract, License or Lease to which any Acquired Company is a party or subject to; or (z) contravene, conflict with or result in a violation of, or constitute a failure to comply with any Law or Order applicable to any Acquired Company or by which any properties or assets owned or used by any Acquired Company are bound or affected.

4.4.2    Other than the filing of the Certificate of Merger and except as set forth in Section 4.4.2 of the Disclosure Letter, no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required to be obtained or made by any Acquired Company (or on the part of any acquirer of the Acquired Companies other than such consents, approvals, authorizations, permits, filings or notifications which are required to be made solely due to the specific nature of Buyer or due to any Orders to which Buyer may be subject) in connection with:  (i) the execution and delivery of this Agreement or any Company Ancillary Agreement or (ii) the compliance by the Company with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby.

4.5       Financial Statements.

(a)        Prior to the date hereof, the Company has filed with the SEC the consolidated balance sheet of the Acquired Companies as of December 31, 2014, and December 31, 2013, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, as reported in the Company’s Annual Report on

Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC under the Exchange Act, accompanied by the audit report of Weaver and Tidwell, L.L.P., the independent registered public accounting firm with respect to the Company for such periods (such balance sheets and statements, the “Financial Statements”). The consolidated balance sheets of the Company (including the related notes, where applicable) included in the Financial Statements fairly present, and the consolidated balance sheets of Company (including the related notes, where applicable) included in the SEC Reports and the Information Statement filed or to be filed after the date of this Agreement will fairly present, in all material respects the consolidated financial position of the Acquired Companies as of the dates thereof, and the consolidated statements of earnings, comprehensive earnings, cash flows and equity included in the Financial Statements (including the related notes, where applicable) fairly present, and the consolidated statements of earnings, comprehensive earnings, cash flows and equity included in the SEC Reports and the Information Statement filed or to be filed after the date of this Agreement (including the related notes, where applicable) will fairly present, in all material respects the results of the consolidated operations and changes in shareholders’ equity and cash flows of the Acquired Companies for the respective fiscal periods therein set forth (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect); each of such statements (including the related notes, where applicable) complies in all material respects with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared, or will be prepared, as applicable, in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The balance sheet as of December 31, 2014, which is included in the Financial Statements, is referred to herein as the “Acquisition Balance Sheet.”

(b)        Except as described in the SEC Reports, the Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting.  The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to Company auditors and the Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2012, none of the Company, its auditors, the Company’s Board of Directors or the audit committee of the Company’s Board of Directors has received any oral or written notification of any matter set forth in the preceding clause (x) or (y) except as described in the SEC Reports.

4.6       No Undisclosed Liabilities.  Except as set forth in Section 4.6 of the Disclosure Letter, none of the Acquired Companies has any liability or obligation (whether matured, unmatured, fixed or contingent or otherwise) (collectively, “Liabilities”) of any kind other than (a) Liabilities to the extent reserved in the Acquisition Balance Sheet, (b) Liabilities incurred in the ordinary course of business consistent with past practice after December 31, 2014 (none of which relates to or is in the nature of a breach of contract, breach of warranty, tort, infringement or violation of Law) and (c) Liabilities under Contracts and commitments described on Section 4.14 of the Disclosure Letter or under Contracts and commitments entered into in the ordinary course of business consistent with past practice which are not required to be disclosed on Section 4.14 of the Disclosure Letter (none of which relates to or is in the nature of a breach of contract, breach of warranty, tort, infringement or violation of Law).

4.7       Absence of Certain Changes or Events.  Since the date of the Acquisition Balance Sheet, there has not been a Material Adverse Effect.  Since the date of the Acquisition Balance Sheet, except as set forth in the SEC Reports or Section 4.7 of the Disclosure Letter:

(a)        other than as required by applicable Law or GAAP, there has not been any material change in the Tax reporting or accounting policies or practices of any of the Acquired Companies;

(b)        (i) none of the Acquired Companies has made, or granted, (A) any loans, bonus or any wage, severance or termination pay, salary or compensation increase to any current director or officer or, except in the ordinary course of business consistent with past practice, any other employee, (B) any increase of any benefit provided under any employee benefit plan, employment agreement or arrangement, including any fringe benefit plan or arrangement, except as expressly required by the terms thereof, or (C) any equity or equity-based compensation award; and (ii) none of the Acquired Companies has amended in any material respect or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(c)        none of the Acquired Companies has merged or consolidated with any corporation or other entity or invested in, loaned to, made an advance (except for advances between or among Acquired Companies or advances to its employees or officers for business expenses incurred in the ordinary course of business consistent with past practice) or capital contribution to or capital investment in, or otherwise acquired (including by purchase of the assets or by any other manner) any capital stock or business of any Person, or a division or a substantial portion of the assets thereof (other than inventory), or consummated any business combination transaction, in each case, whether a single transaction or series of related transactions;

(d)        none of the Acquired Companies has amended its Charter Documents to take, agree to take or authorize any action to wind up its affairs or dissolve or change its corporate or other organizational form or amend any terms of its outstanding securities;

(e)        none of the Acquired Companies has sold, assigned, licensed or transferred (i) any tangible or intangible property or assets having a book value, in any individual case, in excess of Fifty Thousand Dollars ($50,000) (except for sales of inventory and non-

exclusive licenses in the ordinary course of business consistent with past practice) or (ii) any Company Intellectual Property listed in Section 4.13(a) of the Disclosure Letter;

(f)        none of the Acquired Companies has purchased or leased, or has committed to purchase or lease, any tangible or intangible property or assets or authorized any capital expenditures or commitments for capital expenditures, of any asset for an amount in excess of Fifty Thousand Dollars ($50,000) individually, except purchases of assets for immediate resale to customers or purchases of inventory and supplies, in each case in the ordinary course of business consistent with past practice;

(g)       none of the Acquired Companies has amended or modified in any material respect or terminated any existing Material Contract (other than a termination of a Material Contract as a result of the expiration of the term of such Material Contract);

(h)       none of the Acquired Companies has authorized for issuance, issued, transferred or sold or agreed or committed to issue, transfer or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents;

(i)        none of the Acquired Companies has declared, set aside or paid any dividends or distributions with respect to its equity securities (whether in cash or in kind), or purchased or redeemed any of their respective outstanding equity securities;

(j)        none of the Acquired Companies has incurred any Indebtedness or assumed, guaranteed, or endorsed the indebtedness of any other Person, or canceled any debt owed to it or released any claim possessed by it, other than (i) in the ordinary course of business consistent with past practice for amounts not to exceed Fifty Thousand Dollars ($50,000) in any individual case and One Hundred Fifty Thousand Dollars ($150,000) in the aggregate or (ii) pursuant to existing financing arrangements which are listed in Section 4.14(n) of the Disclosure Letter;

(k)       none of the Acquired Companies has mortgaged, pledged or subjected to any Lien, other than Permitted Liens, any material portion of its properties or assets;

(l)        none of the Acquired Companies has settled, released, waived or compromised any pending or threatened suit, action, proceeding or investigation in any manner; and

(m)      none of the Acquired Companies has entered into any written agreement to do any of the foregoing (other than this Agreement).

4.8       Taxes.

(a)        All Tax Returns for all open years required to be filed by or with respect to any of the Acquired Companies have been timely and properly filed (taking into account applicable extensions of time to file), and all such Tax Returns (including information provided therewith or with respect thereto) are accurate and complete in all respects.  All Taxes due and payable by any of the Acquired Companies (whether or not shown on such Tax Returns) have been timely paid in full, other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings or have not been finally determined.

(b)       There are no Tax claims, assessments, examinations, audits or proceedings by any Taxing Authority currently in progress, pending, proposed in writing, or, to the Company’s Knowledge, threatened in connection with any Tax Returns of the Acquired Companies or any Taxes due from or with respect to any of the Acquired Companies.

(c)       There are not currently in force any waivers or agreements binding upon any of the Acquired Companies for the extension of time or statute of limitations within which to file any Tax Return or for the assessment or payment of any Tax for any taxable period, and no request for any such waiver or extension is currently pending.

(d)       Each of the Acquired Companies has timely and properly withheld and paid to the appropriate Governmental Authorities all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person.

(e)        None of the Acquired Companies is a party to or bound by or has any obligation under any Tax allocation or Tax sharing agreement, or any similar agreement.

(f)        There are no Liens for Taxes upon any of the assets or properties of any of the Acquired Companies, other than for Taxes not yet due and payable.

(g)       There is no claim by any jurisdiction in which the Acquired Companies do not file Tax Returns or pay Taxes that any of the Acquired Companies is required to so file or pay.

(h)       None of the Acquired Companies (i) is or, since January 1, 2010, has been a member of an affiliated group as defined in Section 1504 of the Code or a group filing a combined, consolidated or unitary Tax Return under any state, local or foreign Tax Law (other than the group to which they are currently members and the common parent of which is the Company), or (ii) has any liability for the Taxes of any Person (other than the Acquired Companies) under Treasury Regulations Section 1.1502-6 (or any analogous provision of any state, local, or foreign Tax Law), as a transferee or successor, by contract, or otherwise.

(i)        None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date, (ii) intercompany transaction entered into on or prior to the Closing Date or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any analogous provision of any state or local Tax Law), (iii) prepaid amount received, or paid, on or prior to the Closing Date, (iv) installment sale or open transaction arising in a taxable period or portion thereof ending on or before the Closing Date, (v) deferred gains arising prior to the Closing Date, or (vi) election under section 108(i) of the Code (or any analogous provision of state or local Tax Law).

(j)        None of the Acquired Companies has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(k)       The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c) of the Code.

(l)         Except as set forth in Section 4.8(l) of the Disclosure Letter, each of the Acquired Companies has collected all sales and use Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate Governmental Authorities.

(m)      No closing agreement pursuant to Section 7121 of the Code (or any analogous provision of state, local or foreign Tax Law) has been entered into by or with respect to any of the Acquired Companies.

(n)       None of the Acquired Companies has entered into any transactions that are or would be part of any “reportable transaction” under sections 6011, 6111 or 6112 of the Code (or any analogous provision under any state or local Tax Law).

4.9       Employees.  Except as set forth in Section 4.9(a) of the Disclosure Letter, there are no, and in the past two (2) years there have been no, pending, or to the Company’s Knowledge, threatened controversies, grievances, charges, lawsuits or claims by any employee or former employee of any of the Acquired Companies with respect to his or her employment, termination of employment or any employee benefits.  Except as set forth in Section 4.9(b) of the Disclosure Letter, none of the Acquired Companies is a party to any collective bargaining agreement or presently negotiating any collective bargaining agreement nor is there pending or underway any union organizational activities or proceedings with respect to employees of any of the Acquired Companies, and, to the Company’s Knowledge, there have not been any union organizational activities or proceedings within the past three (3) years.  Except as set forth in Section 4.9(c) of the Disclosure Letter, there is no labor strike, slowdown, lockout or stoppage pending or, to the Company’s Knowledge, threatened against any of the Acquired Companies, nor has there been any such action within the past three (3) years.  Except as set forth in Section 4.9(d) of the Disclosure Letter, the Acquired Companies are in material compliance with all applicable Laws relating to employment, employment practices, employment eligibility, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, the proper classification of employees as exempt or non-exempt from overtime pay requirements, the provision of required meal and rest breaks, and the proper classification of individuals as contractors or employees and are not liable for any arrears of wages, taxes or penalties for failure to comply with any of the foregoing.  None of the Acquired Companies is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, and there are no investigations, audits or similar proceedings against the any Acquired Company alleging breach or violation of any labor or employment law.

4.10     Employee Benefit Plans and Other Compensation Arrangements.  (a)  Set forth on Section 4.10(a) of the Disclosure Letter is a list of all Plans with respect to which any of the

Acquired Companies currently is the sponsor or under which (i) any current or former employee, director or consultant of the Company or any of its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries has or has had in the three (3) years preceding the Closing Date any present or future liability.

(b)       Except as set forth on Section 4.10(b) of the Disclosure Letter:

(i)        none of the Acquired Companies or their respective ERISA Affiliates maintains, contributes to, or has any liability, whether contingent or otherwise, with respect to, and has not, within the preceding six (6) years maintained, contributed to or had any liability, whether contingent or otherwise, with respect to any Plan (including, for such purpose, any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which the Company, its Subsidiaries or any of its ERISA Affiliates previously maintained or contributed to within the preceding six (6) years), that is, or has been, (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) maintained by more than one employer within the meaning of Section 413(c) of the Code, (iii) subject to Sections 4063 or 4064 of ERISA, (iv) a multiemployer Plan, or (v) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.  “ERISA Affiliate” means any corporation or other trade or business that is, or at any relevant time was, required to be treated as a single employer with the Company under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code;

(ii)       each of the Plans that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service as to its qualification and is so qualified in all material respects and, to the Company’s Knowledge, no event has occurred or no condition exists that could adversely affect the qualified status of any such Plan or result in the imposition of any liability, Tax or penalty imposed by ERISA, the Code or other applicable law;

(iii)      with respect to each Plan, the Seller has provided to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter or opinion letter, if applicable; (iii) the most recent summary plan description and other material written communications; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports;

(iv)      no amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code;

(v)       for each Plan subject to Title IV of ERISA (other than a multiemployer Plan), (i) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could result in liability or a failure to satisfy its “minimum funding standards” (as such term is defined in Section 302 of ERISA and Section 412 of the Code) has occurred and (ii) no such plan is in “at risk” status within the meaning of ERISA;

(vi)      neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event) could (x) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or any employee of the Acquired Companies from the Acquired Companies under any Plan or otherwise, (y) materially increase any benefits otherwise payable under any Plan, or (z) result in any acceleration of the timing of payment or vesting of any benefits or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans;

(vii)     none of the Plans provides medical benefits to any retired Person, or any current employee of any of the Acquired Companies following such employee’s retirement or other termination of employment, except as required by Section 4980B of the Code;

(viii)    with respect to each Plan (other than a multiemployer Plan):  (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Company’s Knowledge, threatened, (ii) to the Company’s Knowledge, no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Plan subject to Title IV of ERISA concerning the funded status of any such plan and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, in progress (including, without limitation, any routine requests for information from the PBGC) or, to the Company’s knowledge, threatened; and

(ix)      no Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

4.11     Permits; Compliance with Laws.

(a)       Each of the Acquired Companies has been and continues to be in compliance in all material respects with all applicable Laws (including Environmental Laws), and possesses all licenses, permits, registrations, permanent certificates of occupancy, authorizations, and certificates from any Governmental Authority required under applicable Law with respect to the operation of its business as currently conducted (collectively, “Permits”).  All such Permits are set forth in Section 4.11(a) of the Disclosure Letter.  None of the Acquired Companies is in default or violation (and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party in any material respect.  In the past three (3) years, none of the Acquired Companies has received any written notice from any Governmental Authority regarding any, or been charged with any, actual, alleged, possible or potential material violation of, or material failure to comply with, any Law (including any Environmental Law) or Order applicable to any Acquired Company or by which any properties or assets owned or used by any Acquired Company are bound or affected or by which any properties or assets owned or used by the Company are bound or affected.  None of the Acquired Companies have engaged in any illegal, material unfair or material deceptive business practices.

(b)       The Acquired Companies have filed all submissions, reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2013, with the SEC, any state or other federal regulatory authority and any foreign regulatory authority, and have paid all fees and assessments due and payable in connection therewith. No publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed since January 1, 2012, by any Acquired Company with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “SEC Reports”), as of the date of such SEC Report, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date or amendment of any SEC Reports (but, in each case, before the date of this Agreement) will be deemed to modify information as of an earlier date.  Since January 1, 2012, as of their respective dates, all SEC Reports (including SEC Reports that were subsequently amended before the date of this Agreement to restate financial statements or otherwise respond to comments of the SEC staff, but only as so amended) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations thereunder with respect thereto.

4.12     Real and Personal Properties.

(a)        The Acquired Companies do not own, directly or indirectly, any real property or interests in real property.  Section 4.12(a) of the Disclosure Letter identifies all of the real property devised by leases, subleases, licenses or other occupancy agreements (collectively, the “Leases”) to any of the Acquired Companies (collectively, the “Leased Real Property”).  The Leased Real Property constitutes all interests in real property currently used by the Acquired Companies for the continued operation of the business of the Acquired Companies.

(b)        Each applicable Acquired Company holds a valid and existing leasehold interest under each of the Leases to which it is a party for the terms set forth therein.  Each of the Leases are in full force and effect and enforceable by the Acquired Company which is a party thereto in accordance with their terms, subject to the Enforceability Exceptions.  No Acquired Company, and to the Company’s Knowledge no other party to a Lease, is in breach of or in material default under any Lease and there exists no condition, state of facts or event that with the passage of time or giving of notice would constitute a breach or a default on the part of any Acquired Company, or to the Company’s Knowledge on the part of any other party to a Lease, in the performance of any obligations under any Lease.  The applicable Acquired Company’s possession and quiet enjoyment of the real property subject to a Lease has not been disturbed.

(c)        The Acquired Companies own each of the items of material tangible personal property reflected on the Acquisition Balance Sheet or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of in the ordinary course of business consistent with past practice since the date of the Acquisition Balance Sheet), free and clear of all Liens, except for (i) Liens identified or described in Section 4.12(c) of the Disclosure Letter and (ii) Permitted Liens.

4.13     Intellectual Properties.

(a)        Section 4.13(a) of the Disclosure Letter sets forth a listing of all registered Company Intellectual Property and all pending applications therefor.

(b)        Section 4.13(b) of the Disclosure Letter sets forth a listing of all written licenses pursuant to which any of the Acquired Companies is a party either as a licensee or licensor and any other Contract under which any of the Acquired Companies grants or receives any rights to Intellectual Property (the “Licenses”).

(c)        Except as set forth in Section 4.13(c) of the Disclosure Letter, the Acquired Companies are the exclusive owners of and possess all right, title and interest in and to the Company Intellectual Property, free and clear of all Liens, except the Permitted Liens.  Their Company Intellectual Property is valid, subsisting, in full force and effect, and has not been cancelled, expired or abandoned.

(d)        The Acquired Companies have a valid and enforceable right or license to use (as currently being used) the material Intellectual Property used in their businesses that is owned by a third party, subject to the Enforceability Exceptions.

(e)        The Company Intellectual Property and the Intellectual Property used but not owned by the Acquired Companies are not subject to any material restrictions or limitations regarding use or disclosure other than pursuant to a written License applicable thereto.

(f)        None of the Acquired Companies has received in the three (3) year period prior to the date of this Agreement any written notice (including cease and desist letters or invitations to take a patent license) regarding the infringement or misappropriation by any Acquired Company of any Intellectual Property of any third party.

(g)        (i) The conduct of the Acquired Companies’ businesses does not infringe upon or misappropriate any Intellectual Property of any third party, and (ii) to the Company’s Knowledge, no third party is infringing or has infringed, misappropriated or otherwise violated any of the Company Intellectual Property.

4.14     Contracts.  Section 4.14 of the Disclosure Letter sets forth a listing as of the date hereof of all of the Contracts in effect as of the date hereof of the following types to which any of the Acquired Companies is a party or by which any material assets of any of the Acquired Companies are bound or are subject:

(a)        Contracts or group of related Contracts, which involve commitments to make capital expenditures or which provide for the purchase of assets, goods, materials, supplies, equipment or services by any Acquired Company from any one Person under which the undelivered balance of such goods or services has a purchase price in excess of Fifty Thousand Dollars ($50,000);

(b)        Contracts or group of related Contracts between any Acquired Company and any customer or supplier set forth in Section 4.20(a) of the Disclosure Letter and Section 4.20(b) of the Disclosure Letter, respectively;

(c)        joint venture agreements, partnership agreements, and limited liability company agreements and each similar type of Contract (however named) involving a sharing of profits, losses, costs or liabilities with any other Person;

(d)        Contracts relating to (A) the acquisition by any Acquired Company of any operating business or capital stock of any other Person or (B) the acquisition or disposition of any business or portion thereof (whether by merger, sale of stock, sale of assets or otherwise), entered into by any Acquired Company or under which any Acquired Company will have any obligation with respect to an “earn-out”, contingent purchase price or similar contingent payment obligation, or any other liability after the date of this Agreement;

(e)        employment, confidentiality and non-competition agreements with any employee who receives salary and bonus in excess of One Hundred Thousand Dollars ($100,000) per annum;

(f)        (A) Contracts that presently limit in any material respect the freedom of any Acquired Company to engage in any business or compete with any Person, (B) Contracts that contain a provision for exclusivity or any similar requirement, or (C) Contracts or group of related Contracts that contain a requirement of any Acquired Company to grant “most favored nation” pricing or terms;

(g)        (A) Contracts or Leases relating to the Leased Real Property listed in Section 4.12(a) of the Disclosure Letter and (B) any other Contracts pursuant to which any Acquired Company is a lessor or a lessee of any personal property or the lessor of any real property, or holds or operates any material tangible personal property owned by another Person, except for any such leases under which the aggregate annual rent or lease payments do not exceed Fifty Thousand Dollars ($50,000);

(h)        other than Contracts for the sale of inventory in the ordinary course of business, Contracts for the sale, assignment, transfer or other disposition of assets involving a purchase price (in a single transaction or a series of related transactions) in excess of Fifty Thousand Dollars ($50,000) and under which any Acquired Company has any continuing liability or obligation;

(i)        Contracts providing for severance, retention, change in control or other similar payments;

(j)        Contracts with any labor union or association representing any employee of the Acquired Companies;

(k)        Contracts with any Stockholder, or any current or former officer or director of any Acquired Company, or any Affiliate of any of the foregoing, or in the case of any individual, any immediate family member of any of the foregoing;

(l)        Contracts relating to payment by the Acquired Companies of any rebates or refunds to any Person in excess of Fifty Thousand Dollars ($50,000);

(m)      the Licenses;

(n)       Contracts relating to the incurrence of Indebtedness and Contracts under which any Acquired Company has made advances or loans to any other Person, other than employee loans in the ordinary course of business; and

(o)       any other Contract used in the operation or conduct of the business of the Acquired Companies entered into outside the ordinary course of business to which any Acquired Company is a party or by or to which any Acquired Company is bound or subject and that has an aggregate future liability to any person in excess of One Hundred Thousand Dollars ($100,000).

As of the date hereof, no Acquired Company is a party to or bound by any Contract that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act, other than such Contracts that have been filed or incorporated by reference in the SEC Reports filed prior to the date of this Agreement.   Correct and complete copies of each Contract required to be identified in Section 4.14 of the Disclosure Letter, including amendments thereto (collectively, the “Material Contracts”) have been made available to Buyer.  All of the Material Contracts are in full force and effect and are enforceable against the Acquired Company that is a party thereto, and to the Company’s Knowledge, the other parties thereto, in accordance with their respective terms, subject in each case to the Enforceability Exceptions.  Each of the Acquired Companies (as the case may be) has performed all obligations in all material respects required to be performed by it pursuant to such Material Contracts and is not in violation or default in any material respect under any Material Contract and no event has occurred that with notice or lapse of time, or both, would constitute a material default by the Acquired Companies (as the case may be) under any of the Material Contracts.  To the Company’s Knowledge, (i) no other party is in default of violation of, nor has exercised any termination rights with respect to, any Material Contract, and (ii) there are no existing threats of default, breaches or violations of any of such Material Contracts by any other party thereto.

4.15     Litigation.  Except for the matters in Section 4.15 of the Disclosure Letter, there are no actions, suits, arbitrations, proceedings, investigations or claims of any kind whatsoever, at Law or in equity (collectively, “Actions”), pending, or to the Company’s Knowledge, threatened against the Acquired Companies.  None of the Acquired Companies is subject to any Order or is in breach or violation of any Order.

4.16     Brokerage.  No Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of the Company, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the Merger or other transactions contemplated by this Agreement.

4.17     Insurance.  Section 4.17 of the Disclosure Letter sets forth a listing of all insurance policies or binders currently owned, held by or applicable to any of the Acquired Companies (or its respective assets or business), copies of which have been made available to Buyer.  All such policies are in full force and effect, provide coverage for the operations conducted by the Acquired Companies of a scope and coverage consistent with customary practice in the industries in which the Acquired Companies operate, and all premiums that are due and payable with respect to such policies have been paid.  No Acquired Company is in material default with respect to its obligations under any such insurance policy.  During the past two (2) years, none of the Acquired Companies has made any claim under any such insurance policies as to which coverage has been denied or disputed (other than reservation of rights letters) by the applicable insurers, and no written notice of cancellation or non-renewal or, to the Company’s Knowledge, threatened termination of any such insurance policies has been received.  There are no outstanding recommendations or requirements by any current insurer which would require any material changes to the conduct of the Acquired Companies’ business or require any material capital expenditures with respect to repairs or other work to be done with respect to any of the assets or properties of any of the Acquired Companies.  None of the Acquired Companies has any self-insurance or co-insurance programs.

4.18     Environmental Matters.

(a)       There has been no generation, treatment, storage, Release, threatened Release, disposal, arranging for disposal or transport of any Hazardous Material, regardless of quantity at, on, under, or from any of the Leased Real Property or any other location by any Acquired Company, except in compliance with applicable Environmental Laws.

(b)       None of the Acquired Companies has agreed to assume or accept responsibility, by contract or otherwise, for any liability of any other Person under Environmental Laws.

(c)        No Acquired Company is subject to any Action relating to Environmental Laws or has received any notice, order or other communication from any Governmental Authority or any Person claiming that any of the Acquired Companies is, or may be, liable under Environmental Laws, including for personal injury or property damage or for any other costs or expenses related to any Release, threatened Release, treatment, storage or disposal or arranging for disposal of, or exposure to, any Hazardous Material.

(d)       To the Company’s Knowledge, Hazardous Material is not present at or about any of the Leased Real Property, or any other facility currently owned, leased or operated by any Acquired Company, in condition that would reasonably be expected to give rise to liability to any Acquired Company relating to Environmental Law.

4.19     Related Party Transactions.  There are no transactions, Contracts or understandings between any Acquired Company, on the one hand, and any Affiliate or Affiliates of any Acquired Company (other than another Acquired Company), on the other hand, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act.  Without limiting the foregoing, except as set forth in Section 4.19 of the Disclosure Letter, no Affiliate, employee, officer, director, stockholder, partner or member of any Acquired Company, or any member of his or her immediate family or any of their respective Affiliates (each a “Related Person”): (a) owes any amount to any Acquired Company, nor does any Acquired Company owe any amount to, or has any Acquired Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person (other than any payments to, and reimbursement of fees and expenses of, employees, directors and officers of the Acquired Companies in the ordinary course of business), (b) owns any property or right, tangible or intangible, that is used by any Acquired Company or (c) has any claim or cause of action against any Acquired Company, other than claims for accrued compensation, benefits or expense reimbursement arising in the ordinary course of employment.

4.20     Customers and Suppliers.  Section 4.20(a) of the Disclosure Letter lists the names and addresses of the five (5) largest customers of the Acquired Companies and Section 4.20(b) of the Disclosure Letter lists the names and addresses of the five (5) largest suppliers of the Acquired Companies in the trailing twelve-month period ending on the date of the Acquisition Balance Sheet, indicating the dollar amount received from such customer or paid to such supplier during the period from January 1, 2014 to June 30, 2015.  Except as set forth in Section 4.20(c) of the Disclosure Letter, none of the customers identified in Section 4.20(a) of the Disclosure Letter and none of the suppliers identified in Section 4.20(b) of the Disclosure Letter has materially reduced the volume of business that it does with the Acquired Companies since June 30, 2014, or notified the Acquired Companies that such customer or supplier has cancelled, terminated or otherwise materially altered the volume of business that it does with Acquired Companies or intends to do so.

ARTICLE 5

Representations and Warranties of Buyer

Each of Buyer and Merger Sub jointly and severally represents and warrants to the Company as follows:

5.1       Organization; Authorization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida.  Each of Buyer and Merger Sub has all requisite power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by Buyer or Merger Sub pursuant hereto (collectively, the “Buyer Ancillary Agreements”), and to consummate the Merger and other transactions contemplated herein and therein.  The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer and Merger Sub of the Merger and other transactions contemplated hereby and thereby have been duly and validly authorized (by all requisite corporate action or otherwise) on the part of Buyer and Merger Sub.

5.2       Execution and Delivery; Enforceability.  This Agreement has been, and each Buyer Ancillary Agreement will upon such delivery be, duly executed and delivered by Buyer and Merger Sub, as applicable, and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Buyer and Merger Sub, as applicable, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

5.3       Noncontravention.

(a)        Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements, the consummation by Buyer and Merger Sub of the Merger and other transactions contemplated hereby or thereby, nor the compliance by Buyer and Merger Sub with any of the provisions hereof or thereof, will:  (i) conflict with or result in a breach of Buyer or Merger Sub of any provisions of their respective Charter Documents; or (ii) contravene, conflict with or result in a violation of, or constitute a failure to comply with any Law or Order applicable to Buyer or Merger Sub or by which any properties or assets owned or used by Buyer or Merger Sub is bound or affected; except, in the case of clauses (ii) of this Section 5.3(a), as would not reasonably be expected to, individually or in the aggregate, materially impair the ability of Buyer or Merger Sub to consummate the Merger or other transactions contemplated by this Agreement.

(b)        No consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required to be obtained or made by Buyer or Merger Sub in connection with:  (i) the execution, delivery and performance by Buyer or Merger Sub of this Agreement or any Buyer Ancillary Agreement in connection herewith; or (ii) the compliance by Buyer or Merger Sub with any of the provisions hereof or thereof or the consummation of the Merger or other transactions contemplated hereby or thereby.

5.4       Brokerage.  Other than Raymond James & Associates, Inc. no Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of Buyer or Merger Sub, to receive any commission, brokerage, finder’s fee or other similar compensation for which the Company could have any liability prior to the Closing in connection with the consummation of the Merger or other transactions contemplated by this Agreement.

5.5       Financing.  Buyer has delivered to the Company true and correct copies of (i) financial statements of Buyer as of December 31, 2014 and June 30, 2015 and for the year and six (6) months ended, respectively, and (ii) term sheets, financing letters or similar instruments with respect to its debt and equity financing in an aggregate amount sufficient (a) to deposit with the Exchange Agent the aggregate Merger Consideration, (b) to pay (or provide the funds for the Surviving Corporation to pay) all amounts in respect of the Indebtedness to be retired or refinanced at Closing, as contemplated by Schedule 6.2 when due, and (c) to pay all related fees and expenses of Buyer, or required to be paid by Buyer, associated therewith.

ARTICLE 6

Conditions Precedent

6.1       Conditions to Buyer’s and Merger Sub’s Obligations.  The obligations of Buyer and Merger Sub to consummate the closing of the Merger and other transactions contemplated in this Agreement is subject to the satisfaction or waiver, at or before the Closing, of the following conditions:

(a)        not later than 11:59 pm EST on the date hereof (the “Stockholder Approval Delivery Date”), the Company shall obtain and deliver evidence to Buyer that this Agreement shall have been adopted by the requisite consent of at least a majority of the stockholders of the Company in accordance with the FBCA and the Company’s Charter Documents (the “Stockholder Approval”);

(b)        no more than 10% of the Shares shall be Dissenting Shares;

(c)        all authorizations, consents, Orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained or made;

(d)        there shall be no temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Authority nor other Law or legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(e)        (i) (A) the representations and warranties of the Company contained in the Fundamental Representations shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein) as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties and (B) the other representations and warranties of the Company in Article 4 shall be true and correct as of the Closing Date, except for any failure of such representations and warranties referenced in the immediately preceding clause (B) to be so true and correct which has not had and would not be reasonably likely to have a Material Adverse Effect; and (ii) the Company shall have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by the Company prior to the Closing; and (iii) Buyer shall have received a certificate from the Company stating that each of the conditions specified above in clauses (i) and (ii) is satisfied;

(f)        since the date of this Agreement, a Material Adverse Effect shall not have occurred; and

(g)       Buyer shall have received from the Company the certificate described in Section 6.1(e)(iii).

Any agreement or document to be delivered to Buyer pursuant to this Section 6.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyer.  Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing; provided that if the Closing is consummated, all such conditions shall be deemed to have been satisfied for purposes of this Section 6.1.

6.2       Conditions to the Company’s Obligations.  The obligations of the Company to consummate the closing of the Merger and other transactions contemplated in this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

(a)        the Company shall have obtained the Stockholder Approval;

(b)        all authorizations, consents, Orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained or made;

(c)        there shall be no temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Authority nor other Law or legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(d)       (i) the representations and warranties of Buyer and Merger Sub contained in Article 5 shall be true and correct as of the Closing Date as if made as of the Closing Date (other than those representations and warranties made as of a specific date, which shall be true and correct as of such date), except for any failure to be so true and correct which has not had and would not be reasonably likely to have a material adverse effect on the ability of Buyer or Merger Sub to consummate the transactions contemplated by this Agreement; (ii) Buyer and Merger Sub shall have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Buyer and Merger Sub prior to the Closing; and (iii) the Company shall have received a certificate from Buyer stating that each of the conditions specified above in clauses (i) and (ii) is satisfied

(e)        Buyer shall have furnished to the Company evidence that (i) the Merger Consideration is fully-funded in immediately available funds; (ii) its financing sources are ready, willing and able to repay in full or refinance the Company’s Indebtedness listed on Schedule 6.2; and (iii) the Buyer has made arrangements reasonably acceptable to the Company and its principal shareholders and/or their Affiliates either (x) to effect the release of  personal guarantees, or liability as maker, or status as noteholder of Indebtedness (including the release of any collateral provided as security for such guarantees) provided by such principal shareholders and/or their Affiliates or (y) to indemnify such principal shareholders and/or their Affiliates with respect to any losses suffered in connection with such guarantees, or liability as maker, or status as noteholder; and

(f)        The Company shall have received from Buyer the certificate described in Section 6.2(d)(iii).

Any agreement or document to be delivered to the Company pursuant to this Section 6.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to the Company.  The Company may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing; provided that if the Closing is consummated, all such conditions shall be deemed to have been satisfied for purposes of this Section 6.2.

ARTICLE 7

Additional Covenants and Agreements

7.1       Pre-Closing Covenants and Agreements.

7.1.1    Conduct of Business.  Except as consented to in writing by Buyer, during the period until the earlier to occur of the termination of this Agreement in accordance with Article 8 or the Closing Date (the “Pre-Closing Period”), the Company shall and shall cause the other Acquired Companies to (i) operate in the ordinary course of business consistent with past practice and (ii) use its commercially reasonable efforts to preserve the present business operations, organization and goodwill of the Acquired Subsidiaries and preserve present relationships with customers and vendors of the Acquired Companies and neither the Company nor any of the other Acquired Companies shall:

(a)        effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization;

(b)        issue, deliver or sell, pledge, dispose of or otherwise encumber any shares of capital stock or other securities of the Company or any of its Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company or any of its Subsidiaries;

(c)        declare, set aside, establish a record date for, make or pay any dividend or other distribution in respect of the capital stock or other securities of the Company or any of its Subsidiaries or repurchase, redeem or otherwise acquire or offer to acquire any outstanding shares of the capital stock or other securities of the Company or any of its Subsidiaries;

(d)        amend its Charter Documents;

(e)        permit the Company or any of its Subsidiaries to enter into or modify any Contract with any of its Affiliates;

(f)        dissolve or liquidate the Company or any of its Subsidiaries or initiate proceedings to do the same;

(g)        create, assume, or incur any funded indebtedness or guarantee any such indebtedness, other than (A) indebtedness and guarantees between the Company and any of its Subsidiaries or between any of such Subsidiaries and (B) indebtedness that will be repaid on or before the Closing Date;

(h)        sell, lease, license, assign, transfer, convey or otherwise dispose of properties or assets of the Company or any of its Subsidiaries (other than the sale of assets purchased on behalf of customers) having an aggregate value in excess of Fifty Thousand Dollars ($50,000), other than for fair value in the ordinary course of business;

(i)        purchase any other business or Person (whether by merger, consolidation, share exchange, business combination, recapitalization, asset or equity acquisition, customer contract purchase, division purchase or otherwise) or enter into any transaction for or acquire any assets (other than inventory in the ordinary course of business), rights, business, securities or other properties of any other Person;

(j)        enter into any commitment for capital expenditures of the Company and its Subsidiaries in excess of $50,000 for any individual commitment and $150,000 for all commitments in the aggregate;

(k)        prepare or file any Tax Return materially inconsistent with the Company’s past practice; take any position or adopt any method on any Tax Return that is materially inconsistent with positions taken or methods used by the Company in preparing or filing similar Tax Returns in prior periods; make, change or rescind any Tax election; adopt or change any accounting method with respect to Taxes; file any amended Tax Return; enter into any closing agreement; settle or compromise any actions or proceedings relating to Taxes; surrender any right to claim a refund of Taxes; or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(l)        effectuate a “plant closing” or a “mass layoff” (as defined in the WARN Act or similar state law) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries;

(m)      (A) increase, or accelerate the payment of, or the compensation payable to, its present or former directors, officers or employees, other than as may be required by the terms of any employment agreement or Plan set forth in Section 4.10(a) of the Disclosure Letter as in effect on the date hereof, (B) loan or advance any money or other property to, or make any guarantees of money for the benefit of, any of its present or former directors, officers or employees (other than advances to employees for business expenses incurred in the ordinary course of business), (C), grant any severance or termination pay to any of its present or former directors, officers or management employees except as may be required by the terms of any Plan set forth in Section 4.10(a) of the Disclosure Letter, (D) make or grant any increase in any employee benefit plan or arrangement, or amend or terminate any existing employee benefit plan or arrangement or severance agreement (except in the ordinary course of business consistent with past practice), (E) grant or make commitments to grant in the future, any equity or equity-based awards, (F) establish, adopt, enter into, amend in any material respect or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement or (G) hire any management employee or voluntarily terminate any management employee, except for cause;

(n)        make any change to accounting policies or procedures (other than actions required to be taken by GAAP);

(o)        enter into, modify in any material respect or terminate any labor or collective bargaining agreement of the Company or its Subsidiaries or, through negotiations or otherwise, make any commitment or incur any liability to any labor organizations;

(p)        cancel or compromise any material debt or claim or waive or release any material right of the Company or its Subsidiaries, except in the ordinary course of business;

(q)        settle, release, waive or compromise any pending or threatened suit, action, proceeding or investigation;

(r)        amend or modify in any material respect, or terminate any Material Contract; or

(s)        agree to take any action not permitted to be taken pursuant to this 7.1.1.

7.1.2    Stockholder Consent; Information Statement.

(a)        The Company shall use commercially reasonable efforts to obtain, as soon as reasonably practicable after the execution of this Agreement, the Stockholder Approval in accordance with applicable law, the Articles of Incorporation and the Bylaws of the Company. The Stockholder Approval shall be irrevocable with respect to all Shares that are owned beneficially or of record by the applicable consenting Stockholders or as to which they have, directly or indirectly, the right to vote or direct the voting thereof.

(b)       The Company shall prepare and, within five (5) Business Days following the date hereof, file with the SEC an information statement (the “Information Statement”) as promptly as practicable following the date of this Agreement.  The Information Statement shall (i) explain that the Board of Directors of the Company unanimously recommended that the holders of Shares approve the Merger; (ii) in accordance with the requirements of Section 607.0704 of the FBCA, notify any holder of Company Common Stock who did not execute the Stockholder Approval of the corporate action taken by those Stockholders who did execute the Stockholder Approval; and (iii) include the required notice under the FBCA that the holders of Shares are or may be entitled to assert dissenters’ rights under such Law in connection with the Merger.  The Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.  Buyer shall furnish all information concerning it and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement. The Company shall promptly notify Buyer upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Information Statement and shall provide Buyer with copies of all correspondence between it, its Subsidiaries and its representatives, on the one hand, and the SEC, on the other hand, with respect thereto. The Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Information Statement. Notwithstanding the foregoing, prior to mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (i) provide Buyer an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) include in such document or response all comments reasonably proposed by Buyer.

(c)        If, prior to the Effective Time, any event occurs with respect to the Company or any Acquired Company, or any change occurs with respect to other information supplied by the Company for inclusion in the Information Statement that is required to be described in an amendment of, or a supplement to, the Information Statement, the Company shall promptly notify Buyer of such event, and Buyer and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Information Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 7.1.2(c) shall limit the obligations of any party under Section 7.1.2(b).

(d)       If, prior to the Effective Time, any event occurs with respect to Buyer or any Affiliate of Buyer, or any change occurs with respect to other information supplied by Buyer for inclusion in the Information Statement that is required to be described in an amendment of, or a supplement to, the Information Statement, Buyer shall promptly notify the Company of such event, and Buyer and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Information Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 7.1.2(d) shall limit the obligations of any party under Section 7.1.2(b).

(e)        As soon as reasonably practicable (but in any event within five (5)  Business Days) following the date on which the SEC staff advises that it has no further comments on the Information Statement, the Company shall commence mailing of the Information Statement to the holders of Shares.

7.1.3    Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares (including, in each case, derivative securities with respect thereto) resulting from the Merger and the other transactions contemplated hereby by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.1.4    Access.  During the Pre-Closing Period, Buyer and its representatives (including any financing sources and their respective representatives) shall be entitled to make such investigation of the properties, businesses and operations of the Acquired Companies (including reasonable access to the personnel, the Leased Real Property, counsel, accountants, consultants, representatives of the Acquired Companies) and such examination of the books and records of the Acquired Companies (consistent with the terms of the Confidentiality Agreement) as it reasonably requests and to make extracts and copies of such books and records at its own expense.  The Company shall use reasonable efforts to cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Acquired Companies to cooperate with Buyer and its representatives in connection with such investigation and examination, and Buyer and its representatives shall cooperate with the Company and its representatives and shall use their reasonable efforts to minimize any disruption to the business.

7.1.5    Satisfaction of Closing Conditions.  During the Pre-Closing Period and subject to the terms and conditions of this Agreement, the Company, Buyer and Merger Sub will use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary under the terms of this Agreement or under applicable Laws to cause the satisfaction of the conditions set forth in Article 6 and to consummate the Merger and other transactions contemplated by this Agreement, including using their respective commercially reasonable efforts to obtain all authorizations, consents, Permits, waivers or other approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and the parties shall cooperate with each other with respect to each of the foregoing.

7.1.6    Pre-Closing Publicity.  During the Pre-Closing Period, any public disclosures or announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be agreed upon in writing by the Company and Buyer, except as may be required by Law or by any Governmental Authority or the rules of any stock exchange or trading system.

7.1.7    Consents.  After the date hereof and prior to the Closing, the Company shall, upon request of Buyer, use its commercially reasonable efforts, but excluding making any expenditures or payments to any third party, to obtain the consent, in form and substance reasonably satisfactory to Buyer, from any party to a Material Contract that is required to be obtained by an Acquired Company in connection with the transactions contemplated by this Agreement.

7.2       Miscellaneous Covenants.

7.2.1    Expenses.  Buyer shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its representatives or are otherwise expressly allocated to Buyer hereunder, and the Company shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by the Company, its Subsidiaries or their representatives or are otherwise expressly allocated to Stockholders hereunder.

7.2.2    No Assignments.  No assignment or transfer of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment or transfer without such consent shall be void and of no force or effect; provided, that Buyer or Merger Sub may assign this Agreement, in whole or in part, or any of its rights or delegate any of its duties under this Agreement to one or more Affiliates of Buyer.

7.2.3    Confidentiality Agreement.  Notwithstanding the execution of this Agreement, the parties acknowledge that the confidentiality agreement relating to confidential information of the Company executed by Buyer and the Company, dated April 30, 2015 (the “Confidentiality Agreement”), remains in full force and effect pursuant to the terms thereof, except to the extent reasonably necessary for Buyer to enforce any of its rights under this Agreement, but shall terminate at the Closing.

7.2.4    Continuation of Indemnification.  Following the Closing, Buyer agrees to cause each Acquired Company, including the Surviving Corporation, to, in accordance with its Charter Documents, indemnify and hold harmless each of the present and former directors and officers of such Acquired Company, in their capacities as such, from and against all damages, costs and expenses actually incurred or suffered in connection with any threatened or pending action, suit or proceeding at Law or in equity by any Person or any arbitration or administrative or other proceeding relating to the business of such Acquired Company, the consummation of the Merger (including any claim in respect of Dissenting Shares) or the status of such individual as a director or officer prior to the Closing, to the fullest extent permitted by any applicable Law.  Buyer agrees to unconditionally guarantee the obligations of the Surviving Corporation pursuant to the preceding sentence.  Buyer further agrees not to amend or modify the Charter Documents of any Acquired Company with respect to any indemnification provision or provisions, including provisions respecting the advancement of expenses, in effect on the Closing Date for the benefit of the (current or former) directors or officers (except to the extent that such amendment preserves or broadens the indemnification or other rights theretofore available to such directors or officers).  This Section 7.2.6 shall continue for a period of six (6) years following the Closing and is intended to benefit each director or officer of an Acquired Company who has held such capacity on or prior to the Closing Date and is now or at any time during such six (6) year period entitled to indemnification or advancement of expenses pursuant to any provisions contained in the Charter Documents of such Acquired Company as of the date hereof.  The provisions of this Section 7.2.4 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.  This Section 7.2.4 shall continue for a period of six (6) years following the Closing and is intended to benefit each director or officer of an Acquired Company who has held such capacity on or prior to the Closing Date and is now or at any time during such six (6) year period entitled to indemnification or advancement of expenses pursuant to any provisions contained in the Charter Documents of such Acquired Company as of the date hereof.

7.2.5    280G.  Prior to the Closing, the Company will seek stockholder approval that satisfies the requirements of Q/A-7 of the regulations under Section 280G of the Code (“Section 280G”), including obtaining the waiver, to the extent necessary, by all persons who are “disqualified individuals” within the meaning of Section 280G of all payments and benefits in the nature of compensation that would, but for such waiver (as applicable) and approval be treated as “parachute payments” under Section 280G (either alone or in conjunction with any other event) (collectively, the “280G Payments”).

7.2.6    Further Assurances.  From time to time after the Closing, at the request of any party hereto, each other party hereto shall execute and deliver any further instruments and take such other action as such party may reasonably request to carry out the Merger and other transactions contemplated hereby; provided, however, to the extent (and solely to the extent) any litigation is instituted challenging the Merger on the basis that the Company’s acceptance of the terms and conditions set forth in this Agreement constitutes a breach of the fiduciary duties owed by the Company’s board of directors to its stockholders (except to the extent that such litigation is based upon a claim that such acceptance was the result of a defective deliberative process conducted by the Company’s board of directors prior to the date hereof), the Company shall not be required to expend funds to defend such claims arising in such litigation unless Buyer has agreed to reimburse the Company for such expenditures.  In furtherance and not in limitation of the foregoing, (i) Buyer shall use its reasonable best efforts to obtain the financing consistent with the terms specified and described in the information delivered to the Company pursuant to Section 5.5, to advise the Company promptly as to the progress towards, or changes in, the terms and conditions of such financing and to permit the Company reasonable access to financial intermediaries arranging such financing for the purpose of verifying Buyer’s compliance with this Section 7.2.6; and (ii) the Company shall use its reasonable best efforts to provide all cooperation in connection with the arrangement of such financing that is customary as may be reasonably requested by Buyer, including (A) participation in meetings and due diligence sessions, in each case, at times and locations to be mutually agreed upon, (B) assisting Buyer with the preparation of customary bank information memoranda and similar customary documents required in connection with the financing, (C) to the extent not otherwise publically available, furnishing Buyer and its lenders with financial and other pertinent information regarding the Company, including financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X or Regulation S-K under the 1933 Act and of type and form customarily included in a registration statement on Form S-1 (or any applicable successor form) under the 1933 Act, (D) obtaining accountants’ comfort letters and legal opinions and (E) executing and delivering any pledge and security documents, other definitive financing documents or other requested certificates or documents, including a customary solvency certificate by the chief financial officer of the Company.

7.3       No Shop.  The Company shall not, and shall not permit any of its Subsidiaries or its or their Affiliates, stockholders, directors, officers, employees, representatives or agents to, directly or indirectly, (i) discuss, negotiate, undertake, initiate, authorize, assist, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Acquired Companies or any capital stock or other ownership interest in any Acquired Company, other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished to any Person, any information concerning the business, operations, properties or assets of the Acquired Companies in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

7.4       Labor Relations.  The Company shall comply with all notices and other provisions of collective bargaining agreements and applicable Law as may be necessary to accomplish the transactions contemplated by the Agreement.

ARTICLE 8

Termination

This Agreement may be terminated prior to the Effective Time (whether before or, subject to the terms hereof, after adoption of this Agreement by the Stockholders and the adoption of this Agreement by the sole stockholder of the Merger Sub) as follows:

8.1       Termination by Mutual Consent.  This Agreement may be terminated at any time and the Merger may be abandoned before the Effective Time by the mutual written consent of Buyer and the Company.

8.2       Unilateral Termination.

8.2.1    Either Buyer or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final Order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, that the right to terminate this Agreement under this Section 8.2.1 shall not be available to a party if the issuance of such nonappealable final Order was primarily due to the breach of such party of its obligations under this Agreement.

8.2.2    Buyer may terminate this Agreement by giving written notice to the Company on or before the third (3rd) Business Day after the Stockholder Approval Delivery

Date if the Stockholder Approval shall not have been obtained and delivered to Buyer on or before the delivery of such written notice.

8.2.3    The Company, by giving written notice to Buyer, may terminate this Agreement at any time after November 30, 2015 (the “Termination Date”), if the Closing shall not have occurred on or before the Termination Date, provided, that the right to terminate this Agreement pursuant to this Section 8.2.3 shall not be available to the Company if its breach of this Agreement has been the primary cause of, or primarily resulted in, the Merger not being consummated on or before such date.

8.2.4    Buyer, by giving written notice to the Company, may terminate this Agreement at any time after the Termination Date, if the Closing shall not have occurred on or before the Termination Date, provided, that the right to terminate this Agreement pursuant to this Section 8.2.4 shall not be available to Buyer if its breach of this Agreement has been the primary cause of, or primarily resulted in, the Merger not being consummated on or before such date.

8.2.5    The Company, at any time prior to the Closing, if all of the conditions set forth in Section 6.1 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, provided such conditions are capable of being satisfied as of the date of the Company’s notice terminating the Agreement pursuant to this Section 8.2.5), the Company has given notice to Buyer in writing that it is prepared to consummate the Closing and Buyer and Merger Sub fail to consummate the transactions contemplated by this Agreement by the third (3rd)  Business Day after the Closing should have occurred pursuant to Section 2.2 and the Company stood ready, willing and able to consummate the Closing throughout such three (3) Business Day period.

8.2.6    The Company, by giving written notice to Buyer, may terminate this Agreement at any time prior to the Termination Date if Buyer or Merger Sub shall have failed to comply in all material respects with the covenants or agreements contained in this Agreement to be complied with or performed by Buyer or Merger Sub at or prior to the date of such notice and such failure is incapable of being cured by the Termination Date, or if curable, has not been cured or such condition has not been satisfied within thirty (30) days after the receipt of notice thereof; provided, that the right to terminate this Agreement pursuant to this Section 8.2.6 shall not be available if the Company is then in material breach of any of its covenants, agreements, representations or warranties contained in this Agreement.

8.2.7    Buyer, by giving written notice to the Company, may terminate this Agreement at any time prior to the Termination Date if the Company shall have failed to comply in all material respects with the covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to the date of such notice and such failure is incapable of being cured by the Termination Date, or if curable, has not been cured or such condition has not been satisfied within thirty (30) days after the receipt of notice thereof; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.2.7 if Buyer or Merger Sub is then in material breach of any of its covenants, agreements, representations or warranties contained in this Agreement.

8.3       Effect of Termination.

8.3.1    In the event of a termination and abandonment of this Agreement by either Buyer or the Company as provided in this Section 8, this Agreement shall immediately become void and have no effect, and none of Buyer, Merger Sub, the Company, any of their respective Affiliates or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Section 8.3 (Effect of Termination), Section 8.4 (Fees and Expenses), Article 10 (Construction; Miscellaneous Provisions) and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement.

8.3.2    Notwithstanding anything to the contrary in this Agreement, if Buyer or Merger Sub breaches this Agreement or fails to perform hereunder, then the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against Buyer or Merger Sub for any breach, loss or damage or failure to perform shall be (x) for the Company to terminate this Agreement pursuant to Section 8.2.5 and the Company to receive payment of the Termination Fee or (y) for the Company to terminate this Agreement pursuant to Section 8.2.6 and seek to recover monetary damages from Buyer; provided, that in no event shall Buyer be subject to monetary damages in excess of the amount of the Termination Fee in the aggregate.

8.4       Fees and Expenses.

8.4.1    In the event this Agreement is terminated or deemed terminated pursuant to Section 8.2.5, then Buyer shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay to the Company, or cause to be paid to the Company, an amount equal to Nine Hundred Forty Thousand Dollars ($940,000) in cash (the “Termination Fee”).

8.4.2    The parties acknowledge that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, that without these agreements the parties would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.4 do not constitute a penalty, but are liquidated damages in a reasonable amount that will compensate the Company in the circumstance in which such fee is payable for the efforts and resources expended by the Company and the opportunities foregone by the Company while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Closing, which amount would otherwise be impossible to calculate with precision.  If Buyer fails to pay the Termination Fee due to the Company pursuant to this Section 8.4, within the time periods specified in this Section 8.4, and the Company commences a suit which results in a final, non-appealable judgment against Buyer for the Termination Fee or portion thereof, subject to the limitations set forth in Section 8.3.2 Buyer shall pay to the Company the costs and expenses (including reasonable and documented legal fees and expenses) incurred by the Company in connection with such suit, together with interest on such unpaid amounts ordered to be paid by a court at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

8.4.3    Any amount that becomes payable pursuant to Section 8.4 shall be paid by wire transfer of immediately available funds to an account or accounts designated by the Company.

ARTICLE 9

Certain Definitions

When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 9, or elsewhere in this Agreement as indicated in this Article 9:

“1933 Act” means the Securities Act of 1933, as amended, and the regulations thereunder.

“280G Payments” is defined in Section 7.2.8.

“Actions” is defined in Section 4.15.

“Acquired Companies” means, collectively, the Company and its Subsidiaries and “Acquired Company” means any one of them.

“Acquisition Balance Sheet” is defined in Section 4.5.

“Acquisition Transaction” is defined in Section 7.3.

“Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.  For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock or equity interests, by Contract, or otherwise.

“Agreement” means this Agreement and Plan of Merger, as may be amended from time to time.

“Authorized Action” is defined in Section 7.2.7(c).

“Book-Entry Shares” is defined in Section 3.1.1(b).

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Cleveland, Ohio are authorized or obligated pursuant to Law to be closed.

“Buyer” is defined in the preamble of this Agreement.

“Buyer Ancillary Agreements” is defined in Section 5.1.

“Certificate of Merger” is defined in Section 2.2.

“Charter Documents” means, as applicable, (a) the certificate of incorporation; (b) the articles of incorporation; (c) the articles of organization; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (e) the bylaws or any similar document adopted in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

“Closing” and “Closing Date” are defined in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Common Shares” means the Common Stock of the Company, par value $.001 per share.

“Company” is defined in the preamble of this Agreement.

“Company Ancillary Agreements” is defined in Section 4.1.2.

“Company Certificate” is defined in Section 3.3.1(b).

“Company Intellectual Property” means the Intellectual Property owned by the Acquired Companies.

“Company’s Knowledge” means the actual knowledge, after due inquiry, of Hal Compton, Sr., Hal Compton, Jr., and Shane Jorgenson.

“Confidentiality Agreement” is defined in Section 7.2.4.

“Contract” means any contract, agreement, deed, mortgage, lease, license, instrument, note, bond, indenture, commitment, undertaking, arrangement, understanding or agreement whether oral or written.

“Disclosure Letter” is the confidential disclosure letter, dated as of the date hereof, delivered to Buyer in connection with the execution and delivery of this Agreement.

“Dissenting Shares” is defined in Section 3.3.5.

“Effective Time” is defined in Section 2.2.

“Enforceability Exceptions” is defined in Section 4.1.3.

“Environment” means the indoor and outdoor environment, including soil, surface waters, groundwater, land, stream, sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality.

“Environmental Law” means any Law concerning the protection of the Environment, natural resources, or to the extent relating to exposure to Hazardous Material, human health or safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Agent” means Computershare Trust Company, N.A., Computershare, Inc., or such other exchange agent as may be acceptable to the Company.

“Exchange Agent Account” is defined in Section 3.2.

“Exchange Agent Agreement” means the Exchange Agent Agreement, entered into on or prior to the Closing Date, by and between the Exchange Agent and the Company.

“FBCA” is defined in the Recitals.

“Financial Statements” is defined in Section 4.5(a).

“Fundamental Representations” means those representations and warranties set forth in  Section 4.1 [Organization and Good Standing; Authority; Enforceability], Section 4.2 [Capital Stock], Section 4.3 [Subsidiaries; Other Ventures] and Section 4.16 [Brokerage].

“GAAP” means generally accepted accounting principles, as in effect in the United States either from time to time as applied to periods prior to the Closing Date or as applied on the Closing Date, as applicable, and in either case, applied on a basis consistent with the past practices of the Company.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency, department, commission, instrumentality or bureau of any such government or political subdivision, or any arbitrator, tribunal or court of competent jurisdiction.

“Hazardous Material” means any chemical, substance, waste, material, pollutant, or contaminant, regardless of quantity, the exposure to, presence of, use, storage, disposal, treatment or transportation of which is regulated under or defined by Law or that would reasonably be expected to result in liability under Environmental Law.

“Indebtedness” means, as at any date of determination thereof (without duplication), all Liabilities of the Acquired Companies in respect of:  (a) any borrowed money or funded indebtedness or obligations issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations with respect to principal, accrued interest, and any applicable prepayment charges or premiums); (b) any indebtedness evidenced by any note, bond, debenture or other debt security (including obligations with respect to principal, accrued interest, and any applicable prepayment charges or premiums), or evidenced by the Acquired Companies’ assumption of liability of principal shareholders and/or their Affiliates as maker, or status of  principal shareholders and/or their Affiliates as noteholder of debts incurred in connection with the prior acquisition of the Acquired Companies; (c) capital lease obligations; (d) any indebtedness guaranteed by an Acquired Company; (e) all obligations for the deferred purchase price of assets, property or services (other than trade payables incurred in the ordinary course of business), (f) all liabilities under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction and all obligations arising with respect to any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet (other than trade payables incurred in the ordinary course of business), (g) any obligations with respect to any interest rate hedging or swap agreements and (h) all obligations of the type referred to in clauses (a) through (g) of other Persons secured by any Lien on any property or asset of an Acquired Company (whether or not such obligation is assumed by such Acquired Company).  Notwithstanding the foregoing, Indebtedness shall not include (A) any operating or lease obligations (other than capital leases), (B) any intercompany obligations between or among the Acquired Companies, and (C) any undrawn letters of credit, performance bonds, banking acceptances, indemnities or similar obligations entered into in the ordinary course of business.

“Information Statement” is defined in Section 7.1.2(b).

“Intellectual Property” means all intellectual property or proprietary rights of any kind in any jurisdiction throughout the world, including the following: (a) patents, patent applications, patent disclosures, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing; (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos, slogans and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer Software, data, data bases and documentation thereof; (f) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information); and (g) copies and tangible embodiments thereof (in whatever form or medium).

“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, code, treaty, rule, regulation, Order or requirement of any Governmental Authority.

“Leased Real Property” is defined in Section 4.12(a).

“Leases” is defined in Section 4.12(a).

“Liabilities” is defined in Section 4.6.

“Licenses” is defined in Section 4.13(b).

“Lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, deed of trust, servitude, transfer restriction, option, right of first refusal, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.

“Material Adverse Effect” means any circumstance, , individually or in the aggregate, is or is reasonably likely to (i) bematerially adverse to the business, condition (financial or otherwise), assets, liabilities, or results of operations of the Acquired Companies taken as a whole or (ii) have a material adverse effect on the ability of the Acquired Companies to consummate the transactions contemplated by this Agreement; provided, however, to the extent (and solely to the extent) any effect, change, fact, event, occurrence, development or circumstance is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Material Adverse Effect”:  (i) changes in U.S. economic conditions, or (ii) general changes or developments in the industry in which the Company and its Subsidiaries operate unless, in the case of the foregoing clauses (i) and (ii), such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the condition (financial or otherwise), properties, business, operations, results of operations, prospects, assets or liabilities of the Company and its Subsidiaries taken as a whole relative to other industry participants.

“Material Contracts” is defined in Section 4.14.

“Merger” is defined in the Recitals.

“Merger Consideration” is defined in Section 3.1.

“Merger Sub” is defined in the preamble of this Agreement.

“Off-the-Shelf Software” means off-the-shelf personal computer software, as such term is commonly understood, that is commercially available under non-discriminatory pricing terms on a retail basis.

“Order” means any judgment, injunction, award, decision, decree, ruling, verdict, writ or order of any nature of any Governmental Authority.

“Outstanding Shares” is defined in Section 4.2.1.

“PBGC” is defined in Section 4.10(b)(viii).

“Per Share Merger Consideration” means an amount equal to the quotient of (x) the Merger Consideration divided by (y) the total number of Shares outstanding as of immediately prior to the Effective Time.

“Permits” is defined in Section 4.11(a).

“Permitted Liens” means:  (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and under which no Acquired Company is in default; (c) Liens arising by operation of Law, none of which individually or in the aggregate, materially impair the continued use and operation of any asset to which they relate in the conduct of the business of the Acquired Companies as presently conducted; (d) Liens for current Taxes or other governmental charges not yet due and payable or which are being contested in good faith and, in connection therewith, appropriate reserves have been set aside in accordance with GAAP; and (e) Liens granted to lenders in connection with secured Indebtedness of the Company described in the SEC Reports.

“Person” means an individual, a corporation, a limited liability company, a partnership, a firm, a joint venture, a trust, an unincorporated association, any Governmental Authority or any other entity or organization.

“Plans” means, collectively, (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and (ii) all other employment, severance, salary continuation, consulting, retention, bonus, incentive, stock option, welfare, retirement, pension, profit sharing or deferred compensation agreement, plan, contract, program, fund or arrangement of any kind, in each case with respect to which any of the Acquired Companies currently is the sponsor or under which (i) any current or former employee, director or consultant of the Company or any of its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries has or has had in the six (6) years preceding the Closing Date any present or future liability.

“Pre-Closing Period” is defined in Section 7.1.1.

“Preferred Shares” means the Preferred Shares of the Company, par value $.001 per share (and each is referred to individually as a “Preferred Share”).

“Related Person” is defined in Section 4.19.

“Release” shall have the meaning assigned it at 42 U.S.C. Section 9601(22) without giving effect to exception clauses (A), (B), (C) and (D) therein.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission or any successor agency.

“SEC Reports” is defined in Section 4.11(b).

“Section 280G” is defined in Section 7.2.8.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Shares” means, collectively, the Common Shares and the Preferred Shares (and each Common Share and Preferred Share is referred to individually as a “Share”).

“Software” means, as they exist anywhere in the world, computer software programs, including all source code, object code, specifications, databases, designs and documentation related to such programs.

“Stockholder Approval” is defined in Section 6.1(a).

“Stockholder Approval Delivery Date” is defined in Section 6.1(a).

“Stockholder Letter of Transmittal” is defined in Section 3.3.1(d).

“Stockholders” means the holders of capital stock (of any class) of the Company.

“Subsidiary” and “Subsidiaries” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person directly or indirectly, of record or beneficially, through one or more intermediaries.

“Surviving Corporation” is defined in Section 2.1.1.

“Tax” or “Taxes” means:  (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation, (i) taxes imposed on, or measured by income, gross receipts, franchise, or profits, and (ii) license, payroll, employment, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, ad valorem capital gains, goods and services, branch, utility, production and compensation taxes; and (b) any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, election, disclosure, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed or required to be filed with any Taxing Authority with respect to Taxes.

“Taxing Authority” means any domestic or foreign national, state, provincial, multi-state or municipal or other local executive, legislative or judicial government, court, tribunal, official, board, subdivision, agency, commission or authority thereof, or any other governmental body exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Termination Date” is defined in Section 8.2.3.

ARTICLE 10

Construction; Miscellaneous Provisions

10.1     Notices.  Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

(a)        If to Buyer or Merger Sub, or following the Closing, the Surviving Corporation, to:

c/o WMK, Inc.

4199 Kinross Lakes Parkway, Suite 300

Richfield, Ohio  44286

Attention:  William Koeblitz

With a copy to:

Calfee, Halter & Griswold LLP

The Calfee Building

1405 East Sixth Street

Cleveland, Ohio 44114

Attention:  Thomas F. McKee

Telecopy Number:  (216) 241-0816

(b)        If to the Company (prior to Closing), to:

HASCO Medical, Inc.

15928 Midway Road

Addison, Texas 75001

Attention:  Hal Compton, Jr., President and CEO

With a copy to:

Ira S. Saul, PLC

4126 Leonard Drive

Fairfax, Virginia 22030

Telecopy Number:  (703) 273-8852

or in any case, to such other address for a party as to which notice shall have been given to Buyer and the Company in accordance with this Section 10.1.  Notices so addressed shall be deemed to have been duly given (i) on the third (3rd) Business Day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next Business Day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by facsimile transmission, if electronically confirmed.  Otherwise, notices shall be deemed to have been given when actually received at such address.

10.2     Entire Agreement.  This Agreement, the Disclosure Letter and Exhibits hereto constitute the exclusive statement of the agreement among the Company, Buyer and Merger Sub concerning the subject matter hereof, and supersede all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter.  All negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.

10.3     Modification.  No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable unless the same shall be in writing and signed by Buyer, Merger Sub and the Company.  No waiver of any provision hereunder shall extend to affect in any way any other provision or prior or subsequent breach, default or misrepresentation.

10.4     Jurisdiction and Venue; Waiver of Trial by Jury.

(a)        The parties hereto agree and consent to personal jurisdiction and service and venue in any federal or state court within the State of Ohio having subject matter jurisdiction, for the purposes of any action, suit or proceeding arising out of or relating to this Agreement.  Each party to this Agreement hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such claim, suit, action or other proceeding.  The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 10.1 of this Agreement, and service so made shall be complete as stated in such section.

(b)        THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT IT HAS MADE THIS WAIVER VOLUNTARILY.

10.5     Specific Performance.  The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the provisions contained in this Agreement were not performed (including failing to take such actions as are required hereunder to consummate this Agreement) in accordance with their specified terms or were otherwise breached. It is therefore acknowledged and agreed that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.  The parties agree that they will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that other parties have an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. In the event a party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such party, as applicable, shall not be required to provide any bond or other security in connection with any such Order or injunction. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.6     Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of Buyer, Merger Sub and the Company, and their respective successors and permitted assigns.

10.7     Headings.  The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

10.8     Number and Gender; Inclusion.  Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular.  In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.”

10.9     Counterparts.  This Agreement and each document delivered pursuant to this Agreement may be executed by the parties in separate counterparts and by facsimile or by electronic mail with scan or attachment signature, each of which when so executed and delivered shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof or thereof each signed by less than all, but together signed by all of the parties.  A facsimile, electronic or other copy of a signature shall be deemed an original for purposes of this Agreement.

10.10   Third Parties.  Except as contemplated by Section 7.2.4 (with respect to indemnified parties) and by Section 6.2(e) (with respect to principal shareholders of the Company and/or their Affiliates to be released from personal guarantees of  Indebtedness, or from liability as maker, or status as noteholder of debts incurred in connection with the prior acquisition of the Acquired Companies) or as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights hereunder.

10.11   Disclosure Letter and Exhibits.  The Disclosure Letter and Exhibits, if any, referenced in this Agreement constitute an integral part of this Agreement as if fully rewritten herein.  Notwithstanding anything to the contrary contained in this Agreement or in any of the sections of the Disclosure Letter, any information disclosed in one section of the Disclosure Letter shall be deemed to be disclosed in such other sections of the Disclosure Letter and applicable to such other representations and warranties to the extent that the disclosure is reasonably apparent from a reading of such disclosure item to be applicable to such other section of the Disclosure Letter and such other representations and warranties.  All references in this document to “this Agreement” and the terms “herein,” “hereof,” “hereunder” and the like shall be deemed to include all of such sections of the Disclosure Letter and Exhibits.

10.12   Time Periods.  Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.

10.13   Construction.  This Agreement and the other documents contemplated herein shall be deemed to have been drafted by the parties, and neither this Agreement nor any other document contemplated herein shall be construed against any party as the principal draftsperson hereof or thereof.

10.14   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.

10.15   Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such  provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability and shall not affect any other provision hereof.  Notwithstanding anything contained in this Agreement to the contrary, the parties intend that the remedies and limitations set forth in Sections 8.3.2, 8.4.1 and 8.4.2 to each be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any respect.

The remainder of this page was intentionally left blank with one (1) counterpart signature pages following.

IN WITNESS WHEREOF, Buyer, Merger Sub and the Company have executed and delivered this Agreement and Plan of Merger, or have caused this Agreement and Plan of Merger to be executed and delivered by their duly authorized representatives, as of the date first written above.

BUYER:

WMK, INC.

By:   /s/ Bill Koeblitz

Its:   President/CEO

MERGER SUB:

WMK ACQUISITION, INC.

By:   /s/ Bill Koeblitz

Its:   President/CEO

COMPANY:

HASCO MEDICAL, INC.

By:   /s/ Hal Compton, Jr.

Its:   President and CEO

Annex B

Written Consent of HASCO Holdings, LLC

WRITTEN CONSENT OF SHAREHOLDERS

IN LIEU OF SPECIAL MEETING

OF

HASCO MEDICAL, INC.

August 14, 2015

Pursuant to Section 607.0403 of the Florida Business Corporation Act, the undersigned, constituting the holder of in excess of a majority of the outstanding shares of common stock of HASCO Medical, Inc. (the “Company”), a Florida corporation, hereby declares that when it has signed this consent, or a counterpart hereof, the following resolutions shall then be consented to, approved and adopted to the same extent and to have the same force and effect as if adopted at a special meeting of the shareholders of the Company duly called and held for the purpose of acting upon proposals to adopt such resolutions:

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of the Company to execute and deliver, subject to the approval of the shareholders of the Company, an Agreement and Plan of Merger (the “Merger Agreement”),  which contemplates that a subsidiary of MobilityWorks would merge (the “Merger”) with and into the Company such that 100% of the outstanding shares of the Company’s common stock will be converted into the right to receive an aggregate of $23.5 million in cash; and

WHEREAS, the undersigned desires to so ratify the actions of the Board of Directors and adopt the Merger and the Merger Agreement;

NOW THEREFORE, BE IT RESOLVED that the Merger and the Merger Agreement are hereby ratified by the shareholders.

IN WITNESS WHEREOF, the undersigned has executed this consent on and as of the date first written above.

Hasco Holdings, LLC

By:    /s/ Hal Compton, Jr.

          Hal Compton, Jr., Manager

B-1

Annex C

Opinion of Newbridge Securities Corporation

August 13, 2015

PRIVATE & CONFIDENTIAL

The Board of Directors

HASCO Medical, Inc.

Gentlemen:

We understand that Hasco Medical, Inc. (the “Company” or “Hasco”) has received an offer to merge with WMK, Inc. through WMK Acquisition, Inc., its merger subsidiary (the “Transaction”).  More specifically, the Transaction calls for a cash payment of $23,500,000 (the “Transaction Consideration”) or $0.0233 per share of Hasco’s common stock (“Common Stock”).

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, of the Transaction Consideration.  We have not been requested to opine to, and our opinion does not in any manner address, the underlying business decision of the Company to proceed with or effect the Transaction.  In addition, we have not been requested to explore any alternatives to the Transaction.  Further, our opinion does not address the relative merits of the Transaction as compared to any alternative business strategy that might exist for the Company.

Newbridge Securities Corporation (“Newbridge”), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. We do not perform tax, accounting or legal services, nor do we render such advice. Newbridge has been retained by the Company to render this opinion in connection with the Transaction and will receive a fee and reimbursement of its expenses for such services.  No portion of our fee is contingent upon consummation of the Transaction nor is it contingent upon any recommendation of the Board of Directors.  In addition, the Company has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this opinion.  Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Transaction.  In the ordinary course of business, Newbridge may trade the Common Stock for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities.

In connection with the review and analysis performed to render our opinion, among other things, we have:

i.

Taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

ii.	Reviewed documents related to the Transaction;

iii.

Reviewed publicly available financial information and other data with respect to Hasco, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, its 2015 publicly filed quarterly reports, certain reports on material events filed on Forms 8-K, and certain other relevant financial and operating data relating to Hasco made available to Newbridge;

iv.	Reviewed and analyzed Hasco’s projected cash flows and prepared discounted cash flow analysis;

v.	Reviewed and analyzed certain financial characteristics of companies that were deemed to be comparable to Hasco;

vi.

Reviewed and analyzed certain financial characteristics of comparable transactions that involved the acquisition and/or merger of companies that were deemed to have characteristics comparable to those of Hasco;

vii.	Considered the historical financial results and present financial condition of Hasco;

viii.	Reviewed certain publicly available information concerning the trading of, and the trading market for, the Common Stock of Hasco;

ix.	Performed such other analyses and examinations, as we deemed appropriate.

In forming our opinion, we have had full access to, and full cooperation from, the Company’s management to ask questions and receive answers.  Our opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.

In connection with our review and analyses and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available, and have not attempted to verify independently any such information.  We have relied solely on the information and estimates provided to us by Hasco’s management and have neither made nor obtained any independent appraisals of any properties, other assets or facilities of Hasco.  With respect to certain financial information, including financial analyses and projections, relating to the business and prospects of Hasco provided to us by Hasco’s management, we have assumed that the financial information has been reasonably prepared on a basis reflecting best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of Hasco without and subsequent to the Transaction.

This opinion is solely for the use of the Board of Directors of Hasco and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge, except that this opinion may be reproduced in full in, and references to this opinion and to Newbridge and its relationship with the Company may be included in, filings made by the Company with the SEC and in any proxy statement or similar disclosure document delivered to stockholders of Hasco.  This opinion addresses only the fairness of the Transaction Consideration from a financial point of view to be received by the holders of Common Stock and does not address any other aspect of the Transaction.  This opinion does not constitute a recommendation to any stockholder of Hasco as to how any such stockholder should vote with respect to the Transaction, nor does this opinion address the relative merits of the Transaction or any other transactions or business strategies the management or the Board of Directors of Hasco has considered or may be considering, nor does it address the decision of the Board of Directors of Hasco to recommend or proceed with the Transaction.

We have tried to apply objective measures of value in rendering our opinion.  You understand, however, that such a valuation necessarily is based on some subjective interpretations of value.  We understand that we are not obligated to review our opinion due to events and fluctuating economic conditions occurring subsequent to the date of this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, that the Transaction Consideration to be received for Common Stock is within the range of fair values, from a financial point of view, to the stockholders of the Company.

Very truly yours,

/s/ Newbridge Securities Corporation

Newbridge Securities Corporation

Annex D

Dissent and Appraisal Rights of the Florida Business Corporations Act

607.1301 Appraisal rights; definitions.—The following definitions apply to ss. 607.1302-607.1333:

(1)

“Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302 (2)(d), a person is deemed to be an affiliate of its senior executives.

(2)	“Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3)	“Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322 - 607.1333, includes the surviving entity in a merger.

(4)	“Fair value” means the value of the corporation’s shares determined:

(a)	Immediately before the effectuation of the corporate action to which the shareholder objects.

(b)

Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c)	For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6)	“Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7)

“Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8)	“Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9)	“Shareholder” means both a record shareholder and a beneficial shareholder.

607.1302 Right of shareholders to appraisal.—

(1)	A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a)

Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss.  607.1103  and  607.1112 (6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s.  607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b)

Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c)

Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d)

An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e)

Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f)

With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1.	Altering or abolishing any preemptive rights attached to any of his or her shares;

2.

Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3.

Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4.

Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5.	Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6.	Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7.	Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;

(g)	An amendment of the articles of incorporation of a social purpose corporation to which s.607.504 or s. 607.505 applies;

(h)	An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;

(i)	A merger, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or

(j)	A merger, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

(2)	Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a)	Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1.

Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2.

Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b)	The applicability of paragraph (a) shall be determined as of:

1.	The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2.	If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c)

Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d)	Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1.

Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

(a)

Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

(b)

Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2.

Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a.	Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b.

Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s.  607.0832 ; or

c.

In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e)

For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3)

Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4)	A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a)

Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b)	Was procured as a result of fraud or material misrepresentation.

607.1303 Assertion of rights by nominees and beneficial owners.—

(1)

A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2)	A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a)	Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322 (2)(b)2.

(b)	Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320 Notice of appraisal rights.—

(1)

If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301 - 607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2)

In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3)

If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s.  607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

607.1321 Notice of intent to demand payment.—

(1)

If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s.  607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)

Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320 (3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b)	Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2)	A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322 Appraisal notice and form.—

(1)

If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s.  607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2)	The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a)	Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1.	The shareholder’s name and address.

2.	The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3.	That the shareholder did not vote for the transaction.

4.	Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5.	If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b)	State:

1.

Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2.

A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3.	The corporation’s estimate of the fair value of the shares.

4.	An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5.

That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6.	The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c)	Be accompanied by:

1.

Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2.	A copy of ss. 607.1301 – 607.1333.

607.1323 Perfection of rights; right to withdraw.—

(1)

A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322 (1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s.  607.1322 (2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2)

A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322 (2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3)

A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324 Shareholder’s acceptance of corporation’s offer.—

(1)

If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2)	Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326 Procedure if shareholder is dissatisfied with offer.—

(1)

A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s.  607.1322 (1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2)

A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322 (2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s.  607.1322 (2)(b)4.

607.1330 Court action.—

(1)

If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s.  607.1326  may commence the proceeding in the name of the corporation.

(2)

The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3)

All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4)

The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5)	Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6)

The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

607.1331 Court costs and counsel fees.—

(1)

The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2)	The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)	Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b)

Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3)

If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4)

To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332 Disposition of acquired shares.—

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333 Limitation on corporate payment.—

(1)

No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s.  607.06401 . In such event, the shareholder shall, at the shareholder’s option:

(a)	Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b)

Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2)

The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

Dissenter’s Appraisal Notice of HASCO Medical, Inc.

Delivered Pursuant to Section 607.1322 of the Florida Business Corporation Act

Our company’s estimate of the fair value of the shares which are the subject of this notice is $_____ per share of common stock, and we hereby offer to pay such estimated fair value.

Demand for payment must be sent by to the company by mail, courier, facsimile or electronic mail by ______________, 2015 as follows:

16800 Dallas Parkway, Suite 200

Dallas, Texas 75248

Attn: Chief Financial Officer

Certificates of the company’s shares must be deposited by __________, 2015 as follows:

16800 Dallas Parkway, Suite 200

Dallas, Texas 75248

Attn: Chief Financial Officer

A form for demanding payment is attached to this Dissenter’s Appraisal Notice as Exhibit A.

A copy of the dissent and appraisal provisions of the Florida Business Corporation Act is attached as Annex D to the Information Statement to which this Dissenter’s Appraisal Notice is attached.

A copy of our company’s Annual Report on Form 10-K for the year ended December 31, 2014 and quarterly report on Form 10-Q for the quarter ended June 30, 2015 accompanies the Information Statement.

A notice to withdraw any demand for payment must be received by ________, 2015.

If requested in writing, we will provide to the shareholder so requesting by ________, 2015, the number of shareholders and the total number of shares held by them who have returned a demand for payment by the date specified above.

EXHIBIT A TO DISSENTER’S APPRAISAL NOTICE

Name and Address of Shareholder exercising dissent and appraisal rights:

Number of shares of common stock of Shareholder over which Shareholder is exercising dissent and appraisal rights:

The undersigned hereby certifies that he/she/it acquired the shares of the company before August 14, 2015, being the record date for approval of the proposed Merger, and did not vote for the proposed Merger.

The undersigned hereby accepts the company’s offer as set forth in this Dissenter’s Appraisal Notice:

                                    Yes  [   ]                                   No  [   ]

If our offer is not accepted, the shareholder’s estimated fair value of the shares is $_________ per share of common stock and the undersigned hereby demands payment of this estimated value plus interest.

Dated: _______________, 2015.

                                                                                    Signature of Co-owners,

Signature                                                                      if applicable

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